      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1998


                                                      REGISTRATION NO. 333-51311
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            WORLD COLOR PRESS, INC.
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       37-1167902
               (State or Other Jurisdiction of                                         (I.R.S. Employer
                Incorporation or Organization)                                       Identification No.)

                           --------------------------

                           THE MILL                                                JENNIFER L. ADAMS, ESQ.
                     340 PEMBERWICK ROAD                                        VICE CHAIRMAN, CHIEF LEGAL AND
                 GREENWICH, CONNECTICUT 06831                                ADMINISTRATIVE OFFICER AND SECRETARY
                        (203) 532-4200                                             WORLD COLOR PRESS, INC.
         (Address, Including Zip Code, and Telephone                                       THE MILL
         Number, Including Area Code, of Registrant's                                340 PEMBERWICK ROAD
                 Principal Executive Offices)                                    GREENWICH, CONNECTICUT 06831
                                                                                        (203) 532-4200
                                                                           (Name, Address, Including Zip Code, and
                                                                            Telephone Number, Including Area Code,
                                                                                    of Agent for Service)

                           --------------------------

                                   COPIES TO:

                   STEVEN DELLA ROCCA, ESQ.                                          MARK C. SMITH, ESQ.
                       Latham & Watkins                                    Skadden, Arps, Slate, Meagher & Flom LLP
                 885 Third Avenue, Suite 1000                                          919 Third Avenue
                   New York, New York 10022                                        New York, New York 10022
                        (212) 906-1200                                                  (212) 735-3000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
-------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 9,000,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 1,000,000 shares of Common Stock (the "International Offering," and together with the U.S. Offering, the "Offerings"). The prospectuses for the U.S. Offering and the International Offering will be identical with the exception of the front and back cover pages, the inside front cover page and the "Underwriting" section of the prospectus. Such alternate pages appear in the Registration Statement immediately following the complete prospectus for the U.S. Offering and are each labeled "International Alternate Page."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 19, 1998


                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                              -------------------

    Of the 10,000,000 shares of Common Stock offered, 9,000,000 shares are being offered hereby in the United States and 1,000,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

    All of the shares of Common Stock offered are being sold by Selling Stockholders of the Company. The Selling Stockholders consist only of certain KKR Partnerships that are limited partnerships affiliated with Kohlberg Kravis Roberts & Co., L.P. See "The Company" and "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares offered hereby.


    The last reported sale price of the Common Stock, which is listed under the symbol "WRC," on the New York Stock Exchange on May 18, 1998 was $31 1/4 per share. See "Price Range of Common Stock."



    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                     INITIAL PUBLIC          UNDERWRITING        PROCEEDS TO SELLING
                                                     OFFERING PRICE           DISCOUNT(1)          STOCKHOLDERS(2)
                                                  ---------------------  ---------------------  ---------------------
Per Share.......................................            $                      $                      $
Total (3).......................................  $                      $                      $

---------
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the
     Securities Act of 1933. See "Underwriting."
  (2) Before deducting estimated expenses of $     payable by the Selling
  Stockholders.
  (3) The Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,350,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 150,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to
     Selling Stockholders will be $     , $     and $     , respectively. See
     "Underwriting."
                              -------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of DTC in New York, New York,
on or about May   , 1998 against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.

          MORGAN STANLEY DEAN WITTER

                     BEAR, STEARNS & CO. INC.

                                BT ALEX. BROWN

                                           DONALDSON, LUFKIN & JENRETTE
                                                                      SECURITIES
CORPORATION

                              -------------------

                  The date of this Prospectus is May   , 1998.

                              ART FOR INSIDE FRONT
                              COVER TO PROSPECTUS

Fold out of the Company's logo
overlaid with examples of the Company's
magazine, catalog, commercial, book, direct mail and directory customers

                              ART FOR INSIDE BACK
                              COVER TO PROSPECTUS

Map of United States indicating location of 48 Production and Distribution Facilities

                                ----------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    World Color Press, Inc. ("World Color" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the Commission by the Company pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "1997 10-K");

    (ii) the portions of the Company's 1997 Annual Report to Stockholders that have been incorporated by reference into the 1997 10-K;


    (iii) the portions of the Company's 1997 definitive Proxy Statement for its Annual Meeting of Stockholders dated March 27, 1998 that have been incorporated by reference into the 1997 10-K;



    (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998; and



    (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 22, 1996 pursuant to Section 12 of the Exchange Act.


    Each document filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Dean Cherry, Office of Investor Relations, World Color Press, Inc., The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831, telephone: (203) 532-4200.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' (AS DEFINED HEREIN) OVER-ALLOTMENT OPTION IS NOT EXERCISED. ALL REFERENCES TO FISCAL YEARS ARE TO THE COMPANY'S FISCAL YEAR WHICH IS THE 52 OR 53-WEEK PERIOD ENDING ON THE LAST SUNDAY IN DECEMBER. AS USED HEREIN, THE "COMPANY" AND "WORLD COLOR" REFER TO WORLD COLOR PRESS, INC. AND ITS SUBSIDIARIES.

                                  THE COMPANY


    World Color is an industry leader in the management and distribution of print and digital information, with revenues of approximately $2.1 billion for the twelve months ended March 29, 1998. The Company is the third largest diversified commercial printer in the United States, providing digital prepress, press, multi-media, binding and distribution services to customers in the commercial, magazine, catalog, book, direct mail and directory market sectors. Founded in 1903, the Company currently operates a national network of 48 production and distribution facilities and an extensive network of sales offices nationwide. Through selective acquisitions and internal expansion, World Color has strategically positioned itself as a full-service provider of multiple high technology solutions for its customers' imaging, print and distribution needs.


    Since the appointment of a new management team in May 1991, World Color has significantly expanded its national presence as a leading, innovative commercial printer, and has achieved significant growth in sales, adjusted operating income (as defined herein) and net income, while also improving its operating margins. Management's commitment to this growth is evidenced by the management team's long-term ownership interest in the Company. Over the past seven fiscal years, net sales and adjusted operating income grew at compound annual rates of 21.0% and 40.8%, respectively, and net income increased from a net loss of $58.7 million in 1991 to net income of $57.2 million in 1997. In addition, the Company has recorded five consecutive years of improvement in its adjusted operating income margins.

GROWTH STRATEGY

    World Color has increased stockholder value through emphasizing quality, diversification of its business mix, operational efficiencies and strategic growth. Specifically, the Company's growth strategy is to (i) further establish and strengthen its leadership positions in diverse and balanced businesses, (ii) make strategic acquisitions and broaden the array of services provided to its customers, (iii) provide high quality services within a low cost operating structure and (iv) increase efficiency and productivity through investment in technology. The key elements underlying this strategy are described below.

    ESTABLISH AND STRENGTHEN LEADERSHIP POSITIONS IN DIVERSE, BALANCED BUSINESSES. World Color continues to increase its services and expand its geographic presence in order to provide for its customers' full range of digital imaging, print and information management and delivery needs. The Company has chosen to operate in areas of the industry in which it believes it can capture a larger share of its customers' business by offering a broad array of high quality products and services, cost-effective distribution, advanced technological capabilities and competitive pricing. The Company's commitment to quality, combined with its broad range of services offered, has formed the basis for World Color's long-standing customer relationships. As a result of its diverse business mix, geographic presence and reputation for quality, World Color has been able to attract new customers as well as capture incremental sales from existing customers.

    STRATEGIC ACQUISITIONS. The fragmented printing industry continues to undergo significant consolidation due primarily to changing customer demand for a full range of sophisticated services and the high levels of capital investment necessary to meet this demand. Since the beginning of 1993, World

Color has capitalized on the industry's consolidation opportunities by successfully integrating 20 acquisitions having an aggregate purchase price of approximately $1.3 billion (including assumed indebtedness), including four acquisitions that have been completed since the beginning of fiscal 1998 having a combined purchase price of approximately $200 million (including assumed indebtedness). The Company has targeted its acquisitions to expand its services and geographic presence and to diversify its business mix by, among other things, targeting customers operating in new markets such as the direct mail and book markets. Additionally, the April 1998 acquisitions have been accretive to World Color's earnings because of, among other things, significant cost savings in the purchase of raw materials, the reduction of overhead costs and productivity gains captured by the Company's ability to better absorb and manage available capacity at newly acquired facilities. World Color believes that its competitive and financial strengths and considerable experience in identifying, acquiring and integrating complementary businesses will continue to provide significant growth opportunities. While the Company continuously evaluates opportunities to make strategic acquisitions, at present it has no commitments or agreements with respect to any material acquisitions.

    LOW COST OPERATING STRUCTURE. World Color makes a vigorous effort to optimize the management of its financial resources and believes its ratio of selling, general and administrative expenses to net sales is among the lowest in the industry. A reengineering process begun in January 1996 has also contributed to the Company's improved cost structure and productivity. This effort entailed standardizing and streamlining the many processes of the Company's diverse operations. Results have included more effective approaches to applying technology and greater leverage from shared services. World Color's "one-company" operating structure has also improved capacity utilization by balancing production across plants and reduced costs by providing a central support organization for administrative services. In addition, the Company's purchasing power enables it to acquire raw materials and equipment on more favorable terms than its smaller competitors, as well as to ensure the availability of raw materials in tight markets.

    TARGETED CAPITAL INVESTMENTS TO INCREASE EFFICIENCY AND PRODUCTIVITY. World Color historically has been at the forefront of technological advances and is committed to maintaining its position as an industry leader through strategic capital spending. Since the beginning of 1993, the Company has invested approximately $472.8 million in equipment and plant expansions (exclusive of equipment obtained from acquisitions) to position the Company for continued growth and productivity improvements. The Company believes that its significant size and financial strength allow it to invest in technological capabilities that are not commercially viable for smaller or less well-capitalized competitors. The Company's ongoing capital investment program has enabled it to increase its productivity and to serve its customers better by improving the quality, flexibility, speed and cost of production.

MARKETS AND CUSTOMERS

    As illustrated in the charts below, since the appointment of World Color's current management team in 1991, the Company has diversified its business mix and expanded into serving customers in faster growth markets, thereby reducing the Company's dependence on magazine printing.

                            WORLD COLOR BUSINESS MIX
                            PERCENTAGE OF NET SALES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    1990                              PRO FORMA 1997*

Magazines            72%                      Magazines        27%
Catalogs              4%                       Catalogs        23%
Commercial           10%                    Direct Mail         7%
Directories          14%                          Books        11%
                                             Commercial        28%
                                            Directories         4%

------------------------

* As used herein, "Pro Forma 1997" gives effect to the acquisitions of Rand McNally Book Services Group (January 1997), The Johnson & Hardin Co. (July
    1997), Magna Graphic, Inc. (January 1998), Century Graphics Corporation (February 1998), Dittler Brothers, Incorporated (March 1998) and Acme Printing Company, Inc. (April 1998), as if each had occurred on the first day of fiscal 1997. The Pro Forma 1997 amounts are not necessarily indicative of the results that would have occurred had the acquisitions been consummated on the first day of fiscal 1997, or of World Color's or the acquired companies' individual or combined future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMMERCIAL. The Company is a premier printer of high quality specialty products such as annual reports and automobile and travel brochures, for customers such as Adobe/Logistix, BMG, Columbia Pictures, Donna Karan/New York, Ford Motor, Guess?, Halston, Mercedes Benz, Microsoft, Outback Steakhouse, Pillsbury and Princess Cruises. World Color is also a leading printer of product brochures, bill stuffers, informational marketing materials and other advertising supplements. For instance, it prints freestanding inserts and retail inserts for established national retailers such as J.C. Penney, News America, Pier 1 Imports, True Value and Wal-Mart. The Company has focused on building lasting customer relationships through investments in equipment, focused customer service and the maintenance of the flexibility required to accommodate specific and changing customer needs. The Company believes its reputation for and dedication to innovation and leadership in specialized services will allow it to enjoy continued loyalty from its customers. The Company has recently expanded its commercial printing services. As a result of the February 1998 acquisition of Century Graphics Corporation ("Century Graphics"), World Color is the third largest offset printer of retail advertising inserts in the U.S. In March 1998, the Company acquired Dittler Brothers, Incorporated ("Dittler Brothers") an industry leader in three highly specialized areas--complex personalized direct response materials, unique and intricate consumer-involvement promotional game pieces, and airline guides and hotel directories. Dittler Brothers' long-standing customers include leading players in the direct mail, fast food, soft drink and other consumer markets. Additionally, the April 1998 acquisition of Acme Printing Company, Inc. has enhanced the Company's position as a leading printer of annual reports.

    MAGAZINES. The Company believes that it is the second largest printer of consumer magazines in the United States, printing over 1.8 billion magazines annually. The Company believes that its principal competitors in this category consist of three diversified printing companies. Magazines printed by the Company are among the best-selling in their class and include such titles as AMERICAN WAY, ARCHITECTURAL DIGEST, CIGAR AFICIONADO, EBONY, ELLE, ENTERTAINMENT WEEKLY, ESPN MAGAZINE, FORBES, GOLF DIGEST, GOOD HOUSEKEEPING, MEN'S HEALTH, NATIONAL GEOGRAPHIC, NEWSWEEK, ROAD AND TRACK, SOAP OPERA WEEKLY, TEEN, TV GUIDE, VOGUE AND WOMAN'S DAY. These magazines are published by leading publishers such as Conde Nast, ESPN, Forbes, Hachette Filipacchi, Hearst, Johnson Publishing, National Geographic, The New York Times Sports & Leisure Group, News America Publications, Newsweek, Petersen, Primedia and Rodale. The popularity of these magazines makes them less susceptible to cyclical downturns in advertising spending, which the Company believes provides it with a significant advantage over competitors whose customers may be more susceptible to such downturns. A majority of the Company's magazine printing is performed under contracts with remaining terms of between one and ten years, the largest of which are with customers whose relationships with the Company average more than 20 years. The Company has extended a majority of such contracts beyond their initial expiration dates and intends to continue this practice when economically practical.

    CATALOGS. The Company is a leading printer for the U.S. catalog market, and prints approximately 3.0 billion catalogs annually. The Company's key competitors in this category consist of four diversified commercial printers whose facilities enable them to compete in the national market and smaller and local regional printers who compete for regional business. The Company prints over 2,000 catalog titles including Abercrombie & Fitch, Avon, Blair, Chadwick's, Crate & Barrel, Hammacher Schlemmer, J. Peterman Co., Sara Lee, Starbucks, Talbot's, Victoria's Secret and Williams-Sonoma. In addition, the Company's business-to-business catalog printing work spans a broad range of industries including the computer, home and office furniture, office products and industrial safety products industries. The Company's business-to-business customers include Global DirectMail, Paper Direct and Reliable.

    BOOKS. Through its acquisition of Ringier America in June 1996, World Color believes it has become the largest printer of mass-market, racksize books in the world. The Company currently prints mass-market, racksize books for customers including Avon Books, Bantam Doubleday Dell, Kensington Publishing, Penguin Books USA, Random House and St. Martin's Press/TOR. In January 1997, the Company acquired the Book Services Group of Rand McNally, which prints hardcover books for the consumer, education and reference markets, and services many of the largest U.S. publishers. The Company prints hardcover books for customers including Grolier, Rand McNally, Random House, Reader's Digest, Rodale, Thomas Publishing, and Time Warner. The Company has recently purchased equipment to supplement its offerings to book customers and purchased Magna Graphic, Inc. ("Magna Graphic"), a digital prepress provider, in January 1998, to further support the Company's expansion of services to the educational book market.

    DIRECT MAIL. Direct mail marketing services are an important and growing component of many businesses' marketing programs and overall U.S. advertising expenditures. The Company prints direct mail materials such as booklets, inserts, bill stuffers and other advertisements for customers including ADVO, Blair, Cartier, Citicorp, DiscoverCard, The Franklin Mint, Frito-Lay, Goodyear Tire & Rubber Company, National Geographic and Quaker Oats. Among the direct mail services provided are direct imaging, personalization and other lettershop services. The addition of Dittler, an industry leader in, among other things, the production of highly specialized direct response materials, has significantly increased the Company's direct mail personalization capabilities. The Company believes the acquisition of Dittler has established World Color as the only direct mail printer capable of providing complex personalization for both short and long-run projects.


    DIRECTORIES. The Company has printed directories since 1981 predominantly through its relationship with Pacific Bell. The Company prints four-color white-page and yellow-page directories for Pacific Bell pursuant to a contract which extends through the year 2000 and which can be extended by Pacific Bell for up to an additional five years. The Company prints over a total of 100 different regional directory titles for Pacific Bell and certain other customers. The Company prints over 32 million directories annually.

                            ------------------------

    The Company is a Delaware corporation and has its principal offices at The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831, and its telephone number is (203) 532-4200.

                                 THE OFFERINGS

Common Stock Offered:
  U.S. Offering..............................  9,000,000 shares
  International Offering.....................  1,000,000 shares
      Total..................................  10,000,000 shares
Common Stock to be outstanding after the
  Offerings..................................  38,402,123 shares (1)
Use of Proceeds..............................  The Company will not receive any proceeds from the sale of Common Stock offered hereby.
NYSE Symbol..................................  WRC

------------------------


(1) Does not, as of May 15, 1998, include 3,215,820 shares of Common Stock issuable upon exercise of stock options outstanding after the Offerings, 1,836,736 of which will be exercisable immediately after the Offerings. Also excludes 3,660,477 shares of Common Stock issuable upon conversion of the Company's 6% Convertible Senior Subordinated Notes due 2007 (the "6% Convertible Notes"). All of the shares issuable upon exercise of stock options are subject to lock-up restrictions of either 120 or 180 days after the date of this Prospectus.


                                  RISK FACTORS

    Prior to making an investment in the Common Stock offered hereby, prospective purchasers of the Common Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus.

                             SUMMARY FINANCIAL DATA


    The following summary operating and financial data for the fiscal years ended December 31, 1995 through December 28, 1997 have been derived from the Company's consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The following summary operating and financial data for the three-month periods ended March 30, 1997 and March 29, 1998 have been derived from the Company's unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operations at such dates and for such periods. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                       FISCAL YEAR (1)                    THREE MONTHS (1)
                                         -------------------------------------------  ------------------------
                                             1995           1996           1997          1997         1998
                                         -------------  -------------  -------------  -----------  -----------
                                                 (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
OPERATING DATA:
  Net sales............................  $   1,295,582  $   1,641,412  $   1,981,225  $   458,351  $   550,407
  Cost of sales........................      1,074,785      1,349,130      1,613,938      383,036      462,834
                                         -------------  -------------  -------------  -----------  -----------
  Gross profit.........................        220,797        292,282        367,287       75,315       87,573
  Selling, general and administrative
    expenses...........................        125,539        153,071        188,688       43,592       51,427
  Streamlining and other special
    charges (2)........................         40,900       --             --            --           --
                                         -------------  -------------  -------------  -----------  -----------
  Operating income.....................         54,358        139,211        178,599       31,723       36,146
  Interest expense and securitization
    fees...............................         37,897         58,417         80,039       19,821       20,150
  Income tax provision.................          6,584         33,533         41,341        4,999        6,638
                                         -------------  -------------  -------------  -----------  -----------
  Net income...........................  $       9,877  $      47,261  $      57,219  $     6,903  $     9,358
                                         -------------  -------------  -------------  -----------  -----------
                                         -------------  -------------  -------------  -----------  -----------
  Net income per common share (3):
    Basic..............................  $        0.31  $        1.40  $        1.65  $      0.20  $      0.24
    Diluted............................           0.29           1.35           1.60         0.20         0.24
OTHER OPERATING DATA:
  EBITDA (4)...........................  $     169,926  $     243,704  $     310,309  $    65,537  $    70,874
  Adjusted operating income (5)........         95,258        139,211        178,599       31,723       36,146
  Capital expenditures.................        120,339         70,639         93,145       21,790       47,520
  Gross profit margin..................           17.0%          17.8%          18.5%        16.4%        15.9%
  EBITDA margin........................           13.1           14.8           15.7         14.3         12.9
  Adjusted operating income margin.....            7.4            8.5            9.0          6.9          6.6



                                                                               AT MARCH, 29,
BALANCE SHEET DATA:                                                                1998
                                                                               -------------
  Working capital............................................................   $   240,885
  Property, plant and equipment, net.........................................       931,380
  Total assets...............................................................     2,163,018
  Long-term debt (including current maturities)..............................     1,045,823
  Stockholders' equity.......................................................       609,277


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------


 (1) The fiscal years shown each represent the 52 or 53-week period ending on the last Sunday in December. Fiscal year 1995 consisted of 53 weeks. Fiscal years 1996 and 1997 each consisted of 52 weeks. The three-month periods ended March 30, 1997 and March 29, 1998 each consisted of 13 weeks.


 (2) In the fourth quarter of 1995, the Company recorded a streamlining charge of $40,900 ($24,540 net of tax benefits). This charge, which was primarily non-cash, was related to the realignment of certain business operations which resulted in the writedown of certain assets and a provision for other associated costs. See Note 15 to the Company's consolidated financial statements.

 (3) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the Company has calculated net income per common share--basic and diluted based on the weighted average shares and dilutive common equivalent shares outstanding, as applicable, during each period after giving effect to the change in the Company's capital structure pursuant to the Merger and Options Adjustments (as defined in the Notes to the Company's consolidated financial statements).

 (4) EBITDA represents earnings before interest expense and securitization fees, income taxes, depreciation, amortization and non-recurring streamlining and other special charges. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

 (5) Adjusted operating income represents operating income before non-recurring streamlining and other special charges. Adjusted operating income is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  RISK FACTORS

    A PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE THE COMMON STOCK OFFERED HEREBY AND, IN PARTICULAR, THE FOLLOWING FACTORS.

FORWARD-LOOKING INFORMATION

    This Prospectus contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. When used in this document, the words "anticipate," "estimate," "project," "expect" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key factors that may have a direct bearing on the Company's operating results are changes in customer demands for the Company's products, changes in raw material and equipment costs and availability, seasonal changes in customer orders, pricing actions by the Company's competitors and general changes in economic conditions.

COMPETITION

    Although the Company is one of the largest diversified commercial printers in the United States, the industry is highly competitive in most product categories and geographic regions. Competition is largely based on price, quality, range of services offered, distribution capabilities, customer service, availability of printing time on appropriate equipment and state-of-the-art technology. The Company competes for commercial business not only with large national printers, but also with smaller regional printers. In certain circumstances, due primarily to factors such as freight rates and customer preference for local services, printers with better access to certain regions of the country may have a competitive advantage in such a region. The Company believes that primarily due to the continued excess capacity in the industry, there has been, and will continue to be, downward pricing pressure and increased competition in the printing industry.

TECHNOLOGY

    Production technology in the printing industry has evolved and continues to evolve. Although the Company has invested approximately $472.8 million in printing facilities and equipment (exclusive of equipment obtained in acquisitions) since the beginning of fiscal 1993, it may be required to invest significant capital in additional production technology in order to remain competitive. The Company believes that its recent capital investments in state-of-the-art technology, including new press and binding technology, digital imaging technology, computer-to-plate and digital processing technologies and real-time product quality monitoring systems have allowed it to realize increased efficiencies in the services it offers its customers.

GROWTH THROUGH ACQUISITIONS

    To expand its services and geographic presence, diversify its business mix and lead the consolidation trend in the printing industry, the Company's business strategy includes growth through acquisitions. There can be no assurance that future acquisitions will be consummated on acceptable terms or that any newly acquired companies will be successfully integrated into the Company's operations. The Company may use Common Stock (which could result in dilution to the purchasers of the Common Stock offered hereby) or may incur additional long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. While the Company continuously evaluates opportunities to make strategic acquisitions, it has no present commitments or agreements with respect to any material acquisitions.

ENVIRONMENTAL COMPLIANCE

    The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee health and safety. These environmental regulations relate to the generation, storage, transportation, disposal and emission into the environment of various substances. Permits are required for operation of the Company's business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is in substantial compliance with such laws and permitting requirements. The Company is also subject to regulation under various federal, state and local laws which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed. The Company has internal controls and personnel dedicated to compliance with all applicable environmental laws. The Company expects to incur ongoing capital and operating costs to maintain compliance with applicable environmental laws, which costs the Company does not expect to be, in the aggregate, material. The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material. See "Business--Environmental Compliance."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock offered hereby.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock has been listed on the New York Stock Exchange under the symbol "WRC" since January 26, 1996. The following table sets forth the low and high sales prices of the Common Stock for the fiscal quarters indicated as reported on the New York Stock Exchange Composite Tape.


                                                                                    LOW         HIGH
                                                                                -----------  -----------
1996
  First Quarter (beginning January 26, 1996)..................................    18 1/4       21 1/2
  Second Quarter..............................................................        18       25 1/2
  Third Quarter...............................................................    20 1/2       25 1/8
  Fourth Quarter..............................................................    17 3/4       24 1/8
1997
  First Quarter...............................................................    18 1/8       22 5/8
  Second Quarter..............................................................    19 5/8       26 1/4
  Third Quarter...............................................................    23 1/4      32 7/16
  Fourth Quarter..............................................................  22 11/16       30 1/4
1998
  First Quarter...............................................................    25 3/8       34 3/4
  Second Quarter (through May 18, 1998).......................................  30 11/16     35 11/16



    On May 18, 1998, the closing price of the Common Stock as reported on the New York Stock Exchange was $31 1/4.


    The Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so for the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock.

    The Company is restricted by the terms of certain of its outstanding debt and financing agreements from paying cash dividends on its Common Stock, and the Company may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the actual cash and cash equivalents and the consolidated capitalization of the Company as of March 29, 1998. The information below should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                             MARCH 29, 1998
                                                                                       ---------------------------
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                               SHARE DATA)

Cash and cash equivalents............................................................         $      32,791
                                                                                                -----------
                                                                                                -----------
Debt:
  Borrowings under the Credit Agreement (1)(2).......................................         $     677,200
  9 1/8% Senior Subordinated Notes due 2003..........................................               150,000
  6% Convertible Senior Subordinated Notes due 2007..................................               151,800
  Other debt (3).....................................................................                66,823
                                                                                                -----------
      Total debt.....................................................................         $   1,045,823
                                                                                                -----------
Stockholders' equity:
  Common Stock, $0.01 par value--authorized, 100,000,000 shares; issued and
    outstanding, 38,363,353 at March 29, 1998 (4)....................................         $         384
  Additional paid-in capital.........................................................               711,442
  Accumulated deficit................................................................              (102,549)
                                                                                                -----------
      Total stockholders' equity.....................................................               609,277
                                                                                                -----------
Total capitalization.................................................................         $   1,655,100
                                                                                                -----------
                                                                                                -----------


------------------------

(1) At March 29, 1998, commitments under the Credit Agreement aggregated $920,000, and the weighted average interest rate of the Company's outstanding borrowings under the Credit Agreement was 6.20%.

(2) Includes current maturities of $0.


(3) Includes current maturities of $9,273.



(4) Does not include 3,255,690 shares of Common Stock issuable upon exercise of outstanding stock options (of which 1,871,363 were then exercisable) and 3,660,477 shares of Common Stock issuable upon conversion of the 6% Convertible Notes.

                            SELECTED FINANCIAL DATA


    The following selected operating and financial data for the five fiscal years ended December 28, 1997 have been derived from the Company's audited consolidated financial statements. The following selected operating and financial data for the three-month periods ended March 30, 1997 and March 29, 1998 have been derived from the Company's unaudited condensed consolidated financial statements which, in the opinion of management, contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the Company's financial position and results of operations at such dates and for such periods. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                                                THREE MONTHS
                                                                      FISCAL YEAR (1)                               (1)
                                             -----------------------------------------------------------------  ------------
                                                1993         1994         1995          1996          1997          1997
                                             -----------  ----------  ------------  ------------  ------------  ------------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES AND PER SHARE DATA)
OPERATING DATA:
  Net sales................................  $   825,569  $  971,627  $  1,295,582  $  1,641,412  $  1,981,225  $    458,351
  Cost of sales............................      715,895     817,934     1,074,785     1,349,130     1,613,938       383,036
                                             -----------  ----------  ------------  ------------  ------------  ------------
  Gross profit.............................      109,674     153,693       220,797       292,282       367,287        75,315
  Selling, general and administrative
    expenses...............................       69,688      90,312       125,539       153,071       188,688        43,592
  Streamlining and other special
    charges (2)............................       98,000      --            40,900       --            --            --
                                             -----------  ----------  ------------  ------------  ------------  ------------
  Operating income (loss)..................      (58,014)     63,381        54,358       139,211       178,599        31,723
  Interest expense and securitization
    fees...................................       25,080      23,825        37,897        58,417        80,039        19,821
  Income tax provision (benefit)...........      (24,700)     15,822         6,584        33,533        41,341         4,999
                                             -----------  ----------  ------------  ------------  ------------  ------------
  Extraordinary charge (3).................        7,007      --           --            --            --            --
  Cumulative effect of changes in
    accounting methods (4).................       55,900      --           --            --            --            --
                                             -----------  ----------  ------------  ------------  ------------  ------------
  Net income (loss)........................  $  (121,301) $   23,734  $      9,877  $     47,261  $     57,219  $      6,903
                                             -----------  ----------  ------------  ------------  ------------  ------------
                                             -----------  ----------  ------------  ------------  ------------  ------------
  Net income (loss) per common share (5):
    Basic..................................  $     (4.26) $     0.74  $       0.31  $       1.40  $       1.65  $       0.20
    Diluted................................        (4.26)       0.69          0.29          1.35          1.60          0.20

OTHER OPERATING DATA:
  EBITDA (6)...............................  $   103,651  $  124,023  $    169,926  $    243,704  $    310,309  $     65,537
  Adjusted operating income (7)............       39,986      63,381        95,258       139,211       178,599        31,723
  Capital expenditures.....................       57,234      83,875       120,339        70,639        93,145        21,790
  Gross profit margin......................         13.3%       15.8%         17.0%         17.8%         18.5%         16.4%
  EBITDA margin............................         12.6        12.8          13.1          14.8          15.7          14.3
  Adjusted operating income margin.........          4.8         6.5           7.4           8.5           9.0           6.9

BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................  $    83,125  $  113,144  $    160,835  $    227,068  $    168,752  $    271,004
  Property, plant and equipment, net.......      356,060     363,929       480,421       818,157       857,195       867,608
  Total assets.............................      818,130     837,417     1,150,728     1,822,432     1,933,571     1,987,022
  Long-term debt (including current
    maturities)............................      323,118     293,515       487,106       897,867       819,113     1,076,828
  Stockholders' equity.....................      247,570     274,113       358,766       414,932       599,769       421,835

                                                 1998
                                             ------------
OPERATING DATA:
  Net sales................................  $    550,407
  Cost of sales............................       462,834
                                             ------------
  Gross profit.............................        87,573
  Selling, general and administrative
    expenses...............................        51,427
  Streamlining and other special
    charges (2)............................       --
                                             ------------
  Operating income (loss)..................        36,146
  Interest expense and securitization
    fees...................................        20,150
  Income tax provision (benefit)...........         6,638
                                             ------------
  Extraordinary charge (3).................       --
  Cumulative effect of changes in
    accounting methods (4).................       --
                                             ------------
  Net income (loss)........................  $      9,358
                                             ------------
                                             ------------
  Net income (loss) per common share (5):
    Basic..................................  $       0.24
    Diluted................................          0.24
OTHER OPERATING DATA:
  EBITDA (6)...............................  $     70,874
  Adjusted operating income (7)............        36,146
  Capital expenditures.....................        47,520
  Gross profit margin......................          15.9%
  EBITDA margin............................          12.9
  Adjusted operating income margin.........           6.6
BALANCE SHEET DATA (AT PERIOD END):
  Working capital..........................  $    240,885
  Property, plant and equipment, net.......       931,380
  Total assets.............................     2,163,018
  Long-term debt (including current
    maturities)............................     1,045,823
  Stockholders' equity.....................       609,277


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------


(1) The fiscal years shown each represent the 52 or 53-week period ending on the last Sunday in December. Fiscal year 1995 consisted of 53 weeks. Fiscal years 1993, 1994, 1996 and 1997 each consisted of 52 weeks. The three-month periods ended March 30, 1997 and March 29, 1998 each consisted of 13 weeks.


(2) See Note 15 to the Company's consolidated financial statements regarding the 1995 amount. Operating income in 1993 was reduced by $98,000 of special charges. These charges reflect the Company's strategy in 1993 to grant price concessions to certain significant customers to renew and extend long-term contracts in advance of their expiration dates and to streamline its operations in response to the continuing competitive marketplace.

(3) The 1993 extraordinary charge of $7,007 represents a writeoff, net of an income tax benefit of $4,670, of deferred financing costs related to early repayments of indebtedness during 1993.

(4) Effective December 28, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting For Income Taxes." Effective this same date, the Company also elected early adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adopting these new accounting standards was a non-cash charge to income of $55,900, net of an income tax benefit of $22,100.

(5) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," the Company has calculated net income (loss) per common share--basic and diluted based on the weighted average shares and dilutive common equivalent shares outstanding, as applicable, during each period after giving effect to the change in the Company's capital structure pursuant to the Merger and Options Adjustments (as defined in the Notes to the Company's consolidated financial statements).

(6) EBITDA represents earnings before interest expense and securitization fees, income taxes, depreciation, amortization and non-recurring streamlining and other special charges. EBITDA is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

(7) Adjusted operating income represents operating income before non-recurring streamlining and other special charges. Adjusted operating income is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The Company is a diversified commercial printer serving customers in the magazine, catalog, commercial, book, direct mail and directory markets. The Company's objective is to continue its growth in net sales, operating income, operating income margin and net income. World Color has achieved compound annual growth rates in net sales and adjusted operating income over the past seven fiscal years of 21.0% and 40.8%, respectively, and has grown net income from a net loss of $58.7 million in 1991 to net income of $57.2 million in 1997.

    The Company's revenues are derived primarily from the sale of services and materials to its customer base, including digital and prepress services, press and binding services and distribution and logistics services. The Company has a broad and diverse customer base, of which no one customer accounted for more than 5.0% of 1997 net sales. There continues to be significant pricing pressure on all printers, including the Company.

    Operating expenses include primarily the cost of paper and ink, salaries and employee benefits, occupancy, depreciation and amortization and other general and administrative expenses. The Company is focused on providing high-quality services within a low cost structure by, among other things, increasing efficiency and productivity and matching costs to revenues.

    The Company's net sales include sales to certain customers of paper purchased by the Company. The price of paper, the primary raw material used by the Company, is volatile over time and may cause significant swings in net sales and cost of sales. The Company generally is able to pass on increases in the cost of paper to its customers, while declines in paper costs result in lower prices to its customers. Since the beginning of 1997, the paper market has firmed in pricing and availability for certain grades. During the first quarter of 1998, the price for most grades of paper increased modestly. Although the Company anticipates that the price of certain grades of paper may continue to increase during the balance of 1998, the Company believes it has adequate allocations with its paper suppliers to meet its customers' needs. The Company's contracts with its customers generally provide for price adjustments to reflect price changes for other materials, wages and outside services.

    The operations of the business are seasonal with approximately two-thirds of historical operating profits recognized in the second half of the fiscal year, primarily due to the higher number of magazine pages, new product launches and back-to-school and holiday catalog promotions.

ACQUISITION HISTORY

    World Color has completed 20 strategic acquisitions since the beginning of 1993 having a combined purchase price of approximately $1.3 billion, including four acquisitions that have been completed since the beginning of fiscal 1998 having a combined purchase price of approximately $200 million, including assumed indebtedness. These acquisitions have enabled the Company to diversify its business mix and to expand its services and geographic presence. The following table summarizes these acquisitions.

DATE              ACQUISITION            LOCATION                STRATEGIC BENEFITS
------------  --------------------  ------------------  ------------------------------------

April 1998    ACME PRINTING         Wilmington, MA      EXPANDED EAST COAST PRESENCE IN THE
              COMPANY, INC.                             PRINTING OF HIGH-END COMMERCIAL
                                                        PRODUCTS.

March 1998    DITTLER BROTHERS,     Atlanta,            EXPANDED AND ENHANCED DIRECT MAIL
              INCORPORATED          GA/Oakwood, GA      CAPABILITIES. ESTABLISHED THE
                                                        COMPANY AS AN INDUSTRY LEADER IN THE
                                                        PRODUCTION OF UNIQUE AND INTRICATE
                                                        CONSUMER-INVOLVEMENT PROMOTIONAL
                                                        GAME PIECES.

February      CENTURY GRAPHICS      Metairie,           ESTABLISHED THE COMPANY AS THE THIRD
1998          CORPORATION           LA/Omaha,           LARGEST OFFSET PRINTER OF RETAIL
                                    NE/Winchester, VA/  ADVERTISING INSERTS.
                                    South Windsor, CT

January 1998  MAGNA GRAPHIC, INC.   Lexington, KY       DIGITAL PREPRESS ACQUISITION FURTHER
                                                        EXPANDING THE COMPANY'S SERVICES TO
                                                        THE EDUCATIONAL BOOK MARKET.

July 1997     THE JOHNSON & HARDIN  Lebanon, OH/        COMPLEMENTARY SHORT TO MEDIUM-RUN
              CO.                   Red Bank, OH        PRINTER SERVICING THE MAGAZINE AND
                                                        COMMERCIAL MARKET SECTORS, LOCATED
                                                        IN THE MID-REGION OF THE COUNTRY;
                                                        PROVIDED VALUABLE SHORT CUT-OFF
                                                        PRESS CAPACITY.

January 1997  RAND MCNALLY BOOK &   Versailles,         ESTABLISHED PRESENCE AS A PRINTER OF
              MEDIA SERVICES        KY/ Taunton, MA     HARDCOVER BOOKS; COMPLEMENTARY TO
              COMPANY ("RAND                            OPERATIONS SERVICING MASS-MARKET,
              MCNALLY")                                 RACKSIZE BOOK PUBLISHERS.

October 1996  MT/ORLANDO, INC.      Orlando, FL         COMPLEMENTARY EXPANSION OF
                                                        COMMERCIAL OPERATING PRESENCE IN
                                                        SOUTHEASTERN REGION.

August 1996   ISA DIRECT, INC.      Aurora, IL          INCREASED NATIONAL PRESENCE AS A
                                                        PRINTER OF DIRECT MAIL MATERIALS;
                                                        PROVIDED DIRECT IMAGING AND
                                                        PERSONALIZATION CAPABILITIES.

June 1996     KRUEGER ACQUISITION   Itasca, IL          SIGNIFICANT EXPANSION OF CATALOG AND
              CORPORATION (RINGIER  (headquarters)      MAGAZINE PRINTING CAPABILITIES;
              AMERICA)                                  PROVIDED ENTRY INTO PRINTING FOR
                                                        MASS-MARKET, RACKSIZE BOOK
                                                        PUBLISHERS.

April 1996    SHEA COMMUNICATIONS   Oklahoma City, OK   COMPLEMENTARY EXPANSION OF
              COMPANY                                   COMMERCIAL, CATALOG AND DIRECT MAIL
                                                        PRINTING CAPABILITIES.

February      VIKING COLOR          Los Angeles, CA     INCREASED NATIONAL DIGITAL PREPRESS
1996                                                    CAPABILITIES.

November      DIGITAL PRE-PRESS,    New York, NY        INCREASED NATIONAL DIGITAL PREPRESS
1995          INC.                                      CAPABILITIES.

September     IMAGE TECHNOLOGIES,   St. Petersburg, FL  ESTABLISHED PRESENCE AS AN
1995          INC.                                      INTERACTIVE, MULTI-MEDIA SERVICE
                                                        PROVIDER.

March 1995    THE WESSEL COMPANY,   Elk Grove Village,  STRENGTHENED PRESENCE AS A PRINTER
              INC.                  IL                  OF DIRECT MAIL MATERIALS.

March 1995    NORTHEAST GRAPHICS    North Haven, CT     COMPLEMENTARY EXPANSION OF
              INC.                                      COMMERCIAL OPERATING PRESENCE IN
                                                        NORTHEASTERN REGION.

March 1995    THE LANMAN
              COMPANIES, INC.:

              Lanman Progressive    Washington, D.C.    INCREASED NATIONAL DIGITAL PREPRESS
                                                        CAPABILITIES.
              Lanman Lithotech,     Orlando, FL         INCREASED NATIONAL DIGITAL PREPRESS
              Inc.                                      CAPABILITIES.
              Central Florida       Orlando, FL         EXPANDED COMMERCIAL CAPABILITIES AND
              Press, L.L.C.                             OPERATING PRESENCE IN SOUTHEASTERN
                                                        REGION.

May 1994      UNIVERSAL GRAPHICS    Warren, MI          INCREASED NATIONAL DIGITAL PREPRESS
              CORPORATION                               CAPABILITIES.

February      WEB INSERTS/          Gainesville, GA     INCREASED PRESENCE AS A PRINTER FOR
1994          ATLANTA, INC.                             CATALOG INSERT AND DIRECT MAIL
                                                        PUBLISHERS.

December      GEORGE RICE & SONS    Los Angeles, CA     ESTABLISHED WEST COAST PRESENCE IN
1993                                                    THE PRINTING OF HIGH-END COMMERCIAL
                                                        PRODUCTS.

February      THE ALDEN PRESS       Elk Grove Village,  SIGNIFICANTLY INCREASED PRESENCE AS
1993          COMPANY               IL                  A PRINTER FOR THE SPECIALTY CONSUMER
                                                        CATALOG AND DIRECT MAIL PUBLISHERS.

RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 29, 1998 COMPARED TO THREE MONTHS ENDED MARCH 30, 1997



    Net sales increased $92.1 million or 20%, to $550.4 million in 1998 from $458.4 million in 1997. The increase was due to the inclusion of the sales from the acquisitions in 1997 and 1998, higher paper prices and stronger base business performance.



    Gross profit increased $12.3 million or 16% to $87.6 million in 1998 from $75.3 million in 1997. The gross profit margin decreased to 15.9% from 16.4% in 1997 due to increased sales resulting from higher paper prices and increased paper sales, slightly offset by the benefits of certain cost reduction initiatives and other synergies resulting from the combination of acquisitions and increased plant utilization.



    Selling, general and administrative expenses increased $7.8 million or 18% to $51.4 million in 1998 from $43.6 million in 1997. The increase was attributable to the acquisitions in 1997 and 1998, including the related additional amortization expense for goodwill.



    Interest expense and securitization fees increased $0.3 million to $20.2 million in 1998 from $19.8 million in 1997. The 1998 amount includes $3.1 million of fees resulting from the securitization of accounts receivable entered into in the second half of 1997. See "--Liquidity and Capital Resources."



    The effective tax rate, primarily composed of the combined federal and state statutory rates, was 41.5% for the first three months of 1998 compared to 42% for the comparable period in 1997.


YEAR ENDED DECEMBER 28, 1997 COMPARED TO YEAR ENDED DECEMBER 29, 1996

    Net sales increased $339.8 million or 20.7% to $1,981.2 million in 1997 from $1,641.4 million in 1996. The increase was attributable to the inclusion of both a full year of results from the acquisitions in 1996 and results from the acquisitions in 1997, as well as improved sales in the Company's base business.

    Gross profit increased $75.0 million or 25.7% to $367.3 million in 1997 from $292.3 million in 1996, due primarily to the inclusion of the acquisitions in 1996 and 1997. Gross profit margin improved to 18.5% in 1997 from 17.8% in 1996. This improvement is a result of the acquisitions in 1996 and 1997, including the benefits of certain cost reduction initiatives and other synergies resulting from the combination of the businesses.

    Selling, general and administrative expenses increased $35.6 million or 23.3% to $188.7 million in 1997 from $153.1 million in 1996. The increase is attributable to the acquisitions in 1996 and 1997, including the related additional amortization expense for goodwill, offset by benefits derived from cost saving initiatives. In addition, in 1997 the Company incurred a higher than usual provision for bad debts related to a customer that entered into bankruptcy.

    Interest expense and securitization fees increased $21.6 million or 37.0% to $80.0 million in 1997 from $58.4 million in 1996. The increase is attributable to higher average borrowings incurred to fund acquisitions, capital expenditures and working capital requirements. The 1997 amount includes $5.1 million of fees resulting from the Company's asset securitization arrangement entered into on June 30, 1997. See "--Liquidity and Capital Resources."

    The effective tax rate, primarily composed of the combined federal and state statutory rates, was approximately 42.0% for 1997 and 41.5% for 1996. This slight increase was due to additional nondeductible amortization expense for goodwill resulting from acquisitions.

YEAR ENDED DECEMBER 29, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    Net sales increased $345.8 million or 26.7% to $1,641.4 million in 1996 from $1,295.6 million in 1995. The increase was due to acquisitions in 1996, partially offset by lower paper prices. 1996 net sales also benefited slightly by continued business growth from new and existing customers.

    Gross profit increased $71.5 million or 32.4% to $292.3 million in 1996 from $220.8 million in 1995. The increase is attributable to the inclusion of acquisitions in 1996, as well as increased volume and improved operating efficiencies. Gross profit margin improved to 17.8% in 1996 from 17.0% in 1995 as a result of acquisitions in 1996, including certain cost savings and other operating synergies that have resulted from the combination of the businesses, along with the effect of lower paper prices.

    Selling, general and administrative expenses increased $27.5 million or 21.9% to $153.1 million in 1996 from $125.5 million in 1995. The increase is partially attributable to acquisitions in 1996, including the related additional amortization expense for goodwill, as well as increased selling expenses related to higher volume.

    Operating income increased $84.9 million or 156.1% to $139.2 million in 1996 from $54.4 million in 1995. The increase is attributable to the factors discussed in the preceding paragraphs, and the absence in 1996 of a streamlining charge of $40.9 million recorded in the fourth quarter of 1995, when the Company finalized and committed to a plan to realign certain business operations. The major components of this realignment plan were to close a facility and to consolidate certain digital prepress operations and functions. Before the reduction for the 1995 streamlining charge, 1996 operating income increased $44.0 million or 46.1%.

    Interest expense increased $20.5 million or 54.1% to $58.4 million in 1996 from $37.9 million in 1995. The increase is attributable to higher average borrowings incurred to fund acquisitions in 1996 and capital expenditures, partially offset by a slight benefit from a lower average cost of funds.

    The effective income tax rate was approximately 41.5% for 1996 and 40.0% for 1995, and was primarily composed of the combined federal and state statutory rates.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has historically met its liquidity and capital investment needs with internally generated funds and external borrowings. Net income plus depreciation and amortization, deferred taxes, and streamlining charge was $124.7 million, $165.3 million and $203.2 million for the fiscal years 1995, 1996 and 1997, respectively, and was $42.5 million and $46.4 million for the first three months of 1997 and 1998, respectively. Cash flow from operations was primarily used to fund working capital requirements, capital expenditures and acquisitions.



    Working capital was $160.8 million, $227.1 million and $168.8 million at December 31, 1995, December 29, 1996 and December 28, 1997, respectively, and was $271.0 million and $240.9 million at March 30, 1997 and March 29, 1998, respectively.



    Capital expenditures totaled $120.3 million, $70.6 million and $93.1 million in 1995, 1996 and 1997, respectively, and $47.5 million for the first three months of 1998. These capital expenditures reflect the purchase of additional press and bindery equipment and other capital items. These capital expenditures have increased the Company's capacity and are part of the Company's ongoing program to maintain modern, efficient plants and continually increase productivity. The Company expects capital expenditures in 1998 to approximate 4% to 5% of net sales. Additional expenditures in 1998 are possible in line with growth in earnings and cash flows, or expansion opportunities in certain markets.


    The Company's capital expenditures and acquisitions have been funded through operations and borrowings under the Company's Second Amended and Restated Credit Agreement dated as of June 6, 1996, (as amended, the "Credit Agreement"). In June 1997, the Credit Agreement was amended in conjunction with the sale of accounts receivable described below. After giving effect to this amendment, certain pay-downs and concurrent commitment reductions, the Credit Agreement provides for aggregate total commitments of $920.0 million, comprised of $95.0 million in term loan commitments, $250.0 million of revolving loan commitments and $575.0 million in acquisition term loan commitments. The Credit Agreement provides for varying semi-annual reductions in commitments through maturity on December 31, 2002. Borrowings bear interest at rates that fluctuate with the prime rate and Eurodollar rate. As of March 29, 1998, the weighted average borrowing rate under the Credit Agreement was 6.2%, and $111.2 million of acquisition term loan commitments and $115.9 million of revolving loan commitments were, in each case, unutilized.

    Concurrently with the amendment to the Credit Agreement, on June 30, 1997, the Company entered into an agreement to sell, on a revolving basis for a period of up to five years, certain of its accounts receivable to a wholly-owned subsidiary, which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to a maximum of $204.0 million. At March 29, 1998, $200.0 million of accounts receivable had been sold and reflected as a reduction of accounts receivable. The net proceeds were primarily used to repay certain indebtedness incurred under the Credit Agreement. Fees associated with the securitization vary based on commercial paper rates plus a margin, providing a lower effective rate than that available from the Company's traditional funding sources.

    On October 8, 1997, the Company issued 4,600,000 shares of its common stock, receiving net proceeds of approximately $127.6 million (the "1997 Stock Offering"). Concurrent with the 1997 Stock Offering, the Company issued $151.8 million aggregate principal amount of its 6% Convertible Notes, receiving net proceeds of approximately $147.9 million. Interest on the 6% Convertible Notes is payable semi-annually at the annual rate of 6.0%. The 6% Convertible Notes have no required principal payments prior to maturity on October 1, 2007. The 6% Convertible Notes in the aggregate are convertible into 3,660,477 shares of the Company's common stock at $41.47 per share subject to adjustment upon the occurrence of certain events. The net proceeds from the 1997 Stock Offering and 6% Convertible Notes offering were used to repay certain indebtedness incurred under the Credit Agreement.

    At December 28, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $14.9 million available to reduce future taxable income, which net operating loss carryforwards expire primarily in 2000, and has federal tax credits of $2.5 million expiring primarily from 1999 to 2002 and state tax credits of approximately $2.6 million expiring from 2001 to 2012. Also, the Company has alternative minimum tax carryover credits of $34.5 million which do not expire and may be applied against regular tax in the future, in the event regular tax expense exceeds alternative minimum tax.

    Concentrations of credit risk with respect to accounts receivable are limited due to the Company's diverse operations and large customer base. As of March 29, 1998, the Company had no significant concentrations of credit risk.

    In order to reduce the exposure on its variable rate indebtedness, the Company has entered into interest rate cap agreements with a notional value of $500.0 million, expiring in the third quarter of 1998. The impact of these agreements on the consolidated financial statements was not material for the periods presented. While the Company is exposed to credit loss in the event of nonperformance by the counterparties of these agreements, management believes that the possibility of incurring such a loss is remote due to the creditworthiness of the counterparties. The Company does not hold or issue any derivative financial instruments for trading purposes.

    The Company believes that its liquidity, capital resources and cash flows from operations are sufficient to fund planned capital expenditures, working capital requirements and interest and principal payments for the foreseeable future.

    The Company has evaluated the potential impact of the situation commonly referred to as the "Year 2000 Issue." The Year 2000 Issue, which affects most corporations, concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information relating to the year 2000 and beyond. During the past several years, the Company has taken actions to prepare its systems for the year 2000. As a result, the majority of the Company's financial systems as well as certain other significant information systems are currently year 2000 compliant. While the Company will continue to evaluate its systems, it has determined, based upon the available information, that additional costs associated with the Year 2000 Issue will not have a material adverse effect upon its operating results or financial condition.


    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The Company adopted this statement in the first quarter of 1998. The adoption of SFAS No. 130 did not have a material effect on the Company's consolidated financial statements.



    In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information on operating segments in the financial statements. The Company will adopt this statement for the fiscal year ended 1998. The Company is currently evaluating the impact SFAS No. 131 may have on additional disclosure, if any, to its consolidated financial statements.



    In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure for pensions and other postretirement benefits. The Company will adopt this statement for the fiscal year ended 1998. The Company is currently evaluating the impact SFAS No. 132 may have on additional disclosure, if any, to its consolidated financial statements.

                                    BUSINESS

GENERAL


    World Color is an industry leader in the management and distribution of print and digital information, with revenues of approximately $2.1 billion for the twelve months ended March 29, 1998. The Company is the third largest diversified commercial printer in the United States, providing digital prepress, press, multi-media, binding and distribution services to customers in the commercial, magazine, catalog, book, direct mail and directory market sectors. Founded in 1903, the Company currently operates a national network of 48 production and distribution facilities and an extensive network of sales offices nationwide. Through selective acquisitions and internal expansion, World Color has strategically positioned itself as a full-service provider of multiple high technology solutions for its customers' imaging, print and distribution needs.


    Since the appointment of a new management team in May 1991, World Color has significantly expanded its national presence as a leading, innovative commercial printer, and has achieved significant growth in sales, adjusted operating income and net income, while also improving its operating margins. Management's commitment to this growth is evidenced by the management team's long-term ownership interest in the Company. Over the past seven fiscal years, net sales and adjusted operating income grew at compound annual rates of 21.0% and 40.8%, respectively, and net income increased from a net loss of $58.7 million in 1991 to net income of $57.2 million in 1997. In addition, the Company has recorded five consecutive years of improvement in its adjusted operating income margins.

GROWTH STRATEGY

    World Color has increased stockholder value through emphasizing quality, diversification of its business mix, operational efficiencies and strategic growth. Specifically, the Company's growth strategy is to (i) further establish and strengthen its leadership positions in diverse and balanced businesses, (ii) make strategic acquisitions and broaden the array of services provided to its customers, (iii) provide high quality services within a low cost operating structure and (iv) increase efficiency and productivity through investment in technology. The key elements underlying this strategy are described below.

    ESTABLISH AND STRENGTHEN LEADERSHIP POSITIONS IN DIVERSE, BALANCED BUSINESSES. World Color continues to increase its services and expand its geographic presence in order to provide for its customers' full range of digital imaging, print and information management and delivery needs. The Company has chosen to operate in areas of the industry in which it believes it can capture a larger share of its customers' business by offering a broad array of high quality products and services, cost-effective distribution, advanced technological capabilities and competitive pricing. The Company's commitment to quality, combined with its broad range of services offered, has formed the basis for World Color's long-standing customer relationships. As a result of its diverse business mix, geographic presence and reputation for quality, World Color has been able to attract new customers as well as capture incremental sales from existing customers.

    STRATEGIC ACQUISITIONS. The fragmented printing industry continues to undergo significant consolidation due primarily to changing customer demand for a full range of sophisticated services and the high levels of capital investment necessary to meet this demand. Over the past five years, World Color has capitalized on the industry's consolidation opportunities by successfully integrating 20 acquisitions having an aggregate purchase price of approximately $1.3 billion, including four acquisitions that have been completed since the beginning of fiscal 1998 having a combined purchase price of approximately $200 million, including assumed indebtedness. The Company has targeted its acquisitions to expand its services and geographic presence and to diversify its business mix by, among other things, targeting customers operating in new markets such as the direct mail and book markets. Additionally, the acquisitions have been accretive to World Color's earnings because of, among other things, significant cost savings in the purchase of raw materials, the reduction of overhead costs and productivity gains captured by the Company's ability to better absorb and manage available capacity at newly acquired facilities. World Color believes that its competitive and financial strengths and considerable experience in identifying, acquiring and integrating complementary businesses will continue to provide significant growth opportunities. While the Company continuously evaluates opportunities to make strategic acquisitions, at present it has no commitments or agreements with respect to any material acquisitions.

    LOW COST OPERATING STRUCTURE. World Color makes a vigorous effort to optimize the management of its financial resources and believes World Color's ratio of selling, general and administrative expenses to net sales is among the lowest in the industry. A reengineering process begun in January 1996 has also contributed to the Company's improved cost structure and productivity. This effort entailed standardizing and streamlining the many processes of the Company's diverse operations. Results have included more effective approaches to applying technology and greater leverage from shared services. World Color's "one-company" operating structure has also improved capacity utilization by balancing production across plants and reduced costs by providing a central support organization for administrative services. In addition, the Company's purchasing power enables it to acquire raw materials and equipment on more favorable terms than its smaller competitors, as well as to ensure the availability of raw materials in tight markets.

    TARGETED CAPITAL INVESTMENTS TO INCREASE EFFICIENCY AND PRODUCTIVITY. World Color historically has been at the forefront of technological advances and is committed to maintaining its position as an industry leader through strategic capital spending. Since the beginning of 1993, the Company has invested approximately $472.8 million in equipment and plant expansions (exclusive of equipment obtained from acquisitions) to position the Company for continued growth and productivity improvements. The Company believes that its significant size and financial strength allow it to invest in technological capabilities that are not commercially viable for smaller or less well-capitalized competitors. The Company's ongoing capital investment program has enabled it to increase its productivity and to serve its customers better by improving the quality, flexibility, speed and cost of production.

THE PRINTING INDUSTRY

    The $64 billion commercial printing industry in the United States is highly fragmented and capital-intensive, and includes the printing and distribution of magazines, advertising inserts, catalogs, direct mail, free-standing inserts, directories and other printed material. There are approximately 35,000 commercial printers in the United States today, approximately 500 of which have revenues in excess of $10 million. Technological trends in the industry, together with increasing demands by customers for specialized capabilities and a full range of services have increased the competitive advantages available to the Company and other large printers. The Company believes that only large, well-capitalized printers, such as itself, will be capable of making the capital expenditures necessary to invest in state-of-the-art technology and provide customers a full range of services and as a result, the Company believes that consolidation in the printing industry will continue.

WORLD COLOR SERVICES

    As a result of significant capital expenditures and strategic acquisitions which have allowed the Company to diversify its services, expand its geographic presence and enhance its use of new technologies, World Color is an industry leader in the management and distribution of print and digital information. The Company's services include:

    DIGITAL AND PREPRESS SERVICES. The Company is a leader in the transition from conventional prepress to an all-digital workflow, providing a complete spectrum of film and digital preparation services, from traditional paste-up and color separations to state-of-the-art, all-digital prepress, as well as digital imaging and digital archiving. The Company's 11 specialized digital and prepress facilities, which are strategically located close to the Company's customers, provide high quality, 24-hour preparatory services linked directly to the Company's various printing facilities. In addition, the Company's computer systems enable customers and World Color to exchange images and textual material electronically directly between the Company's printing and prepress facilities and the customers' business locations. The Company's integrated prepress operations provide it with comparative advantages over traditional prepress shops that are not able to provide the same level of integrated services. The Company's digital group also provides multi-media services such as the transformation of customers' existing printed and digital material into interactive media such as user-friendly information kiosk systems, Internet web sites, corporate intranets, CD-ROMs and computer laptop sales presentations. The Company's digital services group has provided a natural opportunity for the Company's cross-selling efforts by offering its integrated prepress and multi-media services to the Company's print customers who may have historically used third-party suppliers for their prepress and multi-media needs.

    PRESS AND BINDING SERVICES. The Company believes that it provides its customers with access to state-of-the-art technology in all phases of the printing and binding process, including, among others, wide-web presses, computerized quality information systems, computer-to-plate and digital processing systems, high speed binding and personalization capabilities and robotic material handling. Wide-web press technology, a large expenditure which only a small number of well-capitalized printers are able to justify, generates a significant cost savings on longer press runs. The computerized quality information systems provide the Company and its customers with instant analysis of the quality of the printing, thereby enabling the Company to improve its performance and plan preventative maintenance of its equipment more effectively. The computer-to-plate and digital processing technologies eliminate the use of film which significantly reduces costs and production time and enables World Color's customers to extend their production deadlines. The Company's personalization capabilities allow customers to include different content, whether advertising or editorial or both, within different copies of their product depending upon the geographic, demographic and subscriber specifications of their readers.

    The Company operates web and sheetfed offset, rotogravure and flexographic presses. The Company believes that the variety and capabilities of its presses and other production equipment allow World Color to meet the broad range of its customers' printing needs and be the full service provider demanded by the market. This capacity provides the Company with the competitive advantage over those smaller printers who are unable to meet this demand.

    DISTRIBUTION AND LOGISTICS. The Company believes that its sophisticated mailing and distribution capabilities are among the best in the industry. World Color maintains a network of strategic regional locations from which it provides its customers important local access to the Company's nationwide services. Nearly all of the Company's printing facilities dedicated to servicing its magazine, catalog and direct mail customers are strategically located in the mid-region of the country. The Company believes that the size of these printing plants and their central location and close proximity to each other provide the Company with a significant advantage in distribution capabilities, enabling it to distribute a greater volume of product than its competitors to a wider target market at a lower cost. The Company also operates facilities on the west and east coasts which serve more regionalized needs. The Company uses computerized cost studies to examine the benefits of pooled and palletized mailing for each customer to develop an efficient and cost effective distribution plan designed to ensure that the customer's product reaches consumers at narrowly specified delivery times.

MARKETS AND CUSTOMERS

    As illustrated in the charts below, since the appointment of World Color's current management team in 1991, the Company has diversified its business mix and expanded into serving customers in faster growth markets, thereby reducing the Company's dependence on magazine printing.

                            WORLD COLOR BUSINESS MIX
                            PERCENTAGE OF NET SALES

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    1990                              PRO FORMA 1997*

Magazines            72%                      Magazines        27%
Catalogs              4%                       Catalogs        23%
Commercial           10%                    Direct Mail         7%
Directories          14%                          Books        11%
                                             Commercial        28%
                                            Directories         4%

------------------------

* As used herein, "Pro Forma 1997" gives effect to the acquisitions of Rand McNally Book Services Group (January 1997), The Johnson & Hardin Co. (July
    1997), Magna Graphic, Inc. (January 1998), Century Graphics Corporation (February 1998), Dittler Brothers, Incorporated (March 1998) and Acme Printing Company, Inc. (April 1998), as if each had occurred on the first day of fiscal 1997. The Pro Forma 1997 amounts are not necessarily indicative of the results that would have occurred had the acquisitions been consummated on the first day of fiscal 1997, or of World Color's or the acquired companies' individual or combined future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    COMMERCIAL

    The Company had Pro Forma 1997 consolidated net sales for the commercial market of approximately $678.0 million.

    The Company is a premier printer of high quality, specialty products such as annual reports and automobile and travel brochures. World Color is also a leading printer of product brochures, bill stuffers, informational marketing materials and other advertising supplements. In addition, the Company prints free standing inserts and retail inserts for established national retailers such as J.C. Penney, News America, Pier 1 Imports, True Value and Wal-Mart. The Company has focused on building lasting customer relationships through investments in equipment, focused customer service and the maintenance of the flexibility required to accommodate specific and changing customer needs. The Company believes its reputation for and dedication to innovation and leadership in specialized services will allow it to enjoy continued loyalty from its customers.

    The Company's significant customers in this sector include:

  - ADOBE/LOGISTIX                     - HALSTON
  - BMG                                - MERCEDES BENZ
  - COLUMBIA PICTURES                  - MICROSOFT
  - DONNA KARAN/NEW YORK               - OUTBACK STEAKHOUSE
  - FORD MOTOR                         - PILLSBURY
  - GUESS?                             - PRINCESS CRUISES

    With a broad range of specialized equipment and focused attention to customer service, the Company provides its commercial customers with format flexibility, high speed production and the ability to print high quality commercial products from start to finish at one full-service source. The Company has recently expanded its commercial printing services. As a result of the February 1998 acquisition of Century Graphics, World Color is the third largest offset printer of retail advertising inserts in the U.S. In March 1998, the Company acquired Dittler Brothers, an industry leader in three highly specialized areas--complex personalized direct response materials, unique and intricate consumer-involvement promotional game pieces, and airline guides and hotel directories. Dittler Brothers' long-standing customers include leading players in the direct mail, fast food, soft drink and other consumer markets. Additionally, the April 1998 acquisition of Acme Printing Company, Inc. has enhanced the Company's position as a leading printer of annual reports.

    MAGAZINES

    The Company believes that it is the second largest U.S. consumer magazine printer, printing over 1.8 billion magazines annually with approximately 600 titles. The Company had approximately $649.0 million in Pro Forma 1997 consolidated net sales in this category and believes that its principal competitors in this category consist of three diversified printing companies.

    The Company's customers in this sector include publishers such as The Conde Nast Publications Inc., ESPN, Forbes, Inc., Hachette Filipacchi Magazines, Inc., Hearst Corporation, Johnson Publishing, National Geographic, The New York Times Company Sports & Leisure Group, News America Publications, Inc., Newsweek, Inc., Petersen Publishing Company, Primedia, Rodale Press, Inc., and certain of their respective affiliates, whose titles include:

  - AMERICAN WAY                       - MEN'S HEALTH
  - ARCHITECTURAL DIGEST               - NATIONAL GEOGRAPHIC
  - CIGAR AFICIONADO                   - NEWSWEEK
  - EBONY                              - ROAD AND TRACK
  - ELLE                               - SOAP OPERA WEEKLY
  - ENTERTAINMENT WEEKLY               - TEEN
  - ESPN MAGAZINE                      - TV GUIDE
  - FORBES                             - VOGUE
  - GOLF DIGEST                        - WOMAN'S DAY
  - GOOD HOUSEKEEPING

    World Color's publication customer base includes some of the largest and most established consumer magazines in a diverse range of market categories. Established publications are the most likely to have a continuing and improving presence. Additionally, the popularity of these magazines makes them less susceptible to cyclical downturns in advertising spending, which the Company believes provides it with a significant advantage over competitors whose customers may be more susceptible to such downturns.

    A majority of the Company's magazine printing is performed under contracts with remaining terms of between one and ten years, the largest of which are with customers whose relationships with the Company average more than 20 years. The Company has extended a majority of such contracts beyond their initial expiration dates and intends to continue this practice when economically practical. The Company is currently the largest printer for Conde Nast and Hachette Filipacchi.

    CATALOGS

    The Company is a leading printer for the U.S. catalog market, with Pro Forma 1997 consolidated net sales of approximately $562.4 million in this market. The Company prints approximately 3.0 billion catalogs annually.

    The Company believes that the consumer catalogs market is one of the fastest growing markets of the retail industry. In addition, the Company's business-to-business catalog printing work spans a broad range of industries including the computer, home and office furniture, office products and industrial safety products industries. The Company currently prints over 2,000 catalog titles including:

  - ABERCROMBIE & FITCH                - J. PETERMAN CO.
  - AVON                               - PAPER DIRECT
  - BLAIR                              - RELIABLE
  - CHADWICK'S                         - SARA LEE
  - CRATE & BARREL                     - STARBUCKS
  - GLOBAL DIRECTMAIL                  - TALBOT'S
  - HAMMACHER SCHLEMMER                - VICTORIA'S SECRET
                                       - WILLIAMS-SONOMA

    The Company's key competitors in this category consist of four diversified commercial printers whose facilities enable them to compete in the national market and smaller local and regional printers who compete for regional business.

    BOOKS

    The Company had Pro Forma 1997 consolidated net sales for the book sector of approximately $254.5 million. Through its acquisition of Ringier America in June 1996, World Color believes it has become the largest printer of mass-market, racksize books in the world. The Company currently prints mass-market, racksize books for customers including:

  - AVON BOOKS                         - PENGUIN BOOKS USA
  - BANTAM DOUBLEDAY DELL              - RANDOM HOUSE
  - KENSINGTON PUBLISHING              - ST. MARTINS PRESS/TOR

    In January 1997, the Company acquired the Book Services Group of Rand McNally, which prints hardcover books for the consumer, education and reference markets, and services many of the largest U.S. publishers. The Company prints hardcover books for customers including:

  - GROLIER                            - RODALE
  - RAND MCNALLY                       - THOMAS PUBLISHING
  - RANDOM HOUSE                       - TIME WARNER
  - READER'S DIGEST

    The Company believes that its principal competitors in the mass-market, racksize book and the hardcover book categories consist of two diversified printing companies. The Company has recently purchased equipment to supplement its offerings to book customers and purchased Magna Graphic, a digital prepress provider, in January 1998, to further support the Company's expansion of services to the educational book market.

    DIRECT MAIL

    The Company had Pro Forma 1997 consolidated net sales for the direct mail printing market of approximately $172.4 million. The Company believes that it is a leading provider of production and distribution services for direct mail marketers. Direct mail marketing services are an important and growing component of many businesses' marketing programs and overall U.S. advertising expenditures. Among the direct mail services provided are direct imaging, personalization and other lettershop services. The Company's traditional strengths in efficient, high quality production, printing and mailing and distribution services are the foundation of the Company's direct mail services and allow the Company to provide a broad range of direct mail services. The Company focuses on marketing and cross-selling its direct mail services.

    World Color's customers in this sector include:

  - ADVO                               - THE FRANKLIN MINT
  - BLAIR                              - FRITO-LAY
  - CARTIER                            - GOODYEAR TIRE & RUBBER COMPANY
  - CITICORP                           - NATIONAL GEOGRAPHIC
  - DISCOVERCARD                       - QUAKER OATS

    The addition of Dittler Brothers, an industry leader in, among other things, the production of highly specialized direct response materials, has significantly increased the Company's direct mail personalization capabilities. The Company believes the acquisition of Dittler Brothers established World Color as the only direct mail printer capable of providing complex personalization for both short and long-run projects.

    DIRECTORIES

    The Company had Pro Forma 1997 consolidated net sales from directory printing of approximately $95.8 million. The Company has printed directories since 1981 predominantly through its relationship with Pacific Bell. The Company prints four-color white-page and yellow-page directories for Pacific Bell pursuant to a contract which extends through the year 2000 and which can be extended by Pacific Bell for up to an additional five years. The Company prints over a total of 100 different regional directory titles for Pacific Bell and certain other customers. The Company prints over 32 million directories annually.

RAW MATERIALS

    The primary raw materials required in a printing operation are ink and paper. The Company supplies all of the ink and a substantial amount of the paper used in the printing process. The Company provides warehouse space for both World Color and customer-supplied paper. The price of paper, the primary raw material used by the Company, is volatile over time and may cause significant swings in net sales and cost of sales. The Company generally is able to pass on increases in the cost of paper to its customers, while declines in paper costs result in lower prices to its customers. Since the beginning of 1997, the paper market has firmed in pricing and availability for certain grades. During the first quarter of 1998, the price for most grades of paper increased modestly. Although the Company anticipates that the price of certain grades of paper may continue to increase during the balance of 1998, the Company believes it has adequate allocations with its paper suppliers to meet its customers' needs. The Company's contracts with its customers generally provide for price adjustments to reflect price changes for other materials, wages and outside services. World Color's materials management program capitalizes on the Company's purchasing power in order to minimize materials costs while optimizing inventory management. In addition, the Company's strong commercial relationships with a relatively small number of suppliers allow the Company to negotiate favorable price discounts and achieve more assured sourcing of high quality paper that meets the Company's specifications. The Company is not dependent upon any one source for its paper or ink. Given the volume of the Company's purchases, the Company is generally able to obtain quality paper, ink and other materials at competitive prices. The Company believes that an adequate supply of ink is available.

EMPLOYEES


    As of May 15, 1998, the Company had approximately 15,600 employees, of which approximately 2,779, or 17.8%, were represented by unions. As of May 15, 1998, approximately 1,573 of such union employees were covered under several different labor contracts which expire in September and October 1998, with the balance covered by labor contracts that expire during 1999, 2000 and 2002. The Company believes it has satisfactory employee and labor relations.


ENVIRONMENTAL COMPLIANCE

    The Company is subject to regulation under various and changing federal, state and local laws relating to the environment and to employee safety and health. These environmental regulations relate to the generation, storage, transportation, disposal and emission into the environment of various substances. Permits are required for operation of the Company's business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes that it is in substantial compliance with such laws and permitting requirements. The Company is also subject to regulation under various and changing federal, state and local laws which allow regulatory authorities to compel (or to seek reimbursement for) clean-up of environmental contamination at its own sites and at facilities where its waste is or has been disposed.

    The Company has internal controls and personnel dedicated to compliance with all applicable environmental laws. The Company estimates that capital expenditures in 1998 and 1999 required to comply with federal, state and local provisions for environmental controls, as well as expenditures for the Company's share of costs for environmental clean-up, if any, will not be material and will not have a material adverse effect on the Company. The Company expects to incur ongoing capital and operating costs to maintain compliance with applicable environmental laws, which costs the Company does not expect to be, in the aggregate, material.

LEGAL PROCEEDINGS

    The Company does not believe that there are any pending legal proceedings which, if adversely determined, could have a material adverse effect on the financial condition or results of operations of the Company, taken as a whole.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth the names, ages as of the date of this Prospectus and titles of the executive officers of the Company.

NAME                              AGE                              POSITION
----------------------------      ---      --------------------------------------------------------
Robert G. Burton............          60   Chairman of the Board of Directors, President and Chief
                                             Executive Officer
Jennifer L. Adams...........          39   Vice Chairman, Chief Legal and Administrative Officer
                                           and Secretary
Jerome V. Brofft............          53   Senior Vice President, Purchasing and Logistics
Dean E. Cherry..............          37   Executive Vice President, Investor Relations and
                                           Corporate Communications
Michael W. Harris...........          43   President, Manufacturing
Michael D. Helfand..........          38   Executive Vice President, Chief Financial Officer
Richard T. Lane.............          41   Executive Vice President, Strategic Development
Robert B. Lewis.............          34   Senior Vice President, Controller
James E. Lillie.............          36   Executive Vice President, Operations
Heidi J. Nolte..............          40   Senior Vice President, Chief Information Officer
Thomas J. Quinlan III.......          35   Vice President, Treasurer
Marc L. Reisch..............          42   Vice Chairman, Group President
Brian W. Sullivan...........          40   President, Commercial Division

    ROBERT G. BURTON has been Chairman of the Board, President and Chief Executive Officer since May 1991.

    JENNIFER L. ADAMS was appointed Vice Chairman, Chief Legal and Administrative Officer and Secretary in January 1998. Prior thereto, Ms. Adams was Executive Vice President, Chief Legal and Administrative Officer and Secretary since July 1995 and Executive Vice President, General Counsel and Secretary of the Company since October 1993. Prior thereto, Ms. Adams was Vice President, General Counsel and Secretary of the Company from December 1991 until October 1993.

    JEROME V. BROFFT has been Senior Vice President, Purchasing and Logistics since October 1995 and prior thereto was Vice President, Purchasing and Logistics since February 1995. Prior thereto, Mr. Brofft was Vice President, Purchasing since May 1992. Prior to joining World Color in May 1992, Mr. Brofft was Director of Purchasing at Western Publishing Company.

    DEAN E. CHERRY has been Executive Vice President, Investor Relations and Corporate Communications since February 1997. Prior thereto, Mr. Cherry was Executive Vice President, Operations since September 1996 and Senior Vice President, Operations from January 1994 to September 1996. Mr. Cherry was Vice President, Regional Manager of World Color's Stillwater, Oklahoma plant from January 1993 to January 1994 and was Vice President, Operations from June 1991 until January 1993.

    MICHAEL W. HARRIS has been President, Manufacturing since December 1995 and prior thereto was Executive Vice President--Manufacturing since July 1995. Prior thereto, Mr. Harris was Senior Vice President, Manufacturing since October 1993 and was Vice President, Manufacturing since 1992.

    MICHAEL D. HELFAND has been Executive Vice President, Chief Financial Officer since March 1998. Prior thereto, Mr. Helfand was employed at ABC, Inc., a division of the Walt Disney Company, for 12 years, most recently as a Vice President in the Finance Group.

    RICHARD T. LANE has been Executive Vice President, Strategic Development since November 1997. Prior thereto, Mr. Lane was Senior Vice President, Corporate Sales since joining the Company in June 1997. Prior to joining the Company, Mr. Lane was Vice President, Major Account Division of the Magazine Publishing Services business unit at R.R. Donnelley & Sons since 1993.

    ROBERT B. LEWIS has held the position of Senior Vice President, Controller since December 1997. Prior thereto, Mr. Lewis was Vice President, Corporate Controller since August 1997. Prior thereto, Mr. Lewis was Vice President, Corporate Accounting since November 1996 and until then had been Vice President, Strategic Planning since joining the Company in August 1996. Prior thereto, Mr. Lewis was with L.P. Thebault (a commercial printer) since 1989, most recently as Vice President, Budgetary Operations.

    JAMES E. LILLIE has been Executive Vice President, Operations since January 1998. Prior thereto, Mr. Lillie held the position of Corporate Vice President, Human Resources since May 1996 and prior thereto was Regional Vice President, Human Resources from January through April 1996. Mr. Lillie held the position of Vice President, General Manufacturing Manager of World Color's Bradley Printing facility from January 1995 to January 1996 and, prior thereto, held the position of Vice President and Senior Human Resources and Administration Executive at Alden Press, since Alden was acquired by the Company in February 1993.

    HEIDI J. NOLTE has been Senior Vice President, Chief Information Officer of the Company since July 1997. Prior thereto, Ms. Nolte was Vice President, Chief Information Officer since joining World Color in September 1994. Prior to joining World Color, Ms. Nolte was Senior Director, MIS at U.S. Surgical where she had been employed since 1979.

    THOMAS J. QUINLAN III has been Vice President, Treasurer since July 1997. Prior thereto, Mr. Quinlan was Assistant Treasurer of the Company since February 1994 and prior thereto, was Manager of Treasury Administration at Marsh & McLennan Companies Inc.

    MARC L. REISCH was appointed Vice Chairman, Group President in January 1998. Prior thereto, Mr. Reisch was Group President, Sales and Chief Operating Officer since August 1996. Prior thereto, Mr. Reisch was Executive Vice President, Chief Operating and Financial Officer since June 1996 and Executive Vice President, Chief Operating and Financial Officer and Treasurer since July 1995. Prior thereto he was Executive Vice President, Chief Financial Officer and Treasurer since October 1993. From October 1991 until October 1993, Mr. Reisch was Vice President, Chief Financial Officer and Treasurer of the Company.

    BRIAN W. SULLIVAN has been President, Commercial Division since September 1996. Prior thereto, Mr. Sullivan was President, Northeast Graphics Inc. ("Northeast Graphics") since December 1995 and prior thereto, was Vice President, Sales & Marketing, Northeast Graphics since April 1989.

    The Company's Board of Directors consists of Gerald S. Armstrong, Mr. Burton, Patrice M. Daniels, Dr. Mark J. Griffin, Henry R. Kravis, Alexander Navab, Jr., Mr. Reisch, George R. Roberts and Scott M. Stuart. Messrs. Kravis and Roberts are managing members of the limited liability company ("KKR LLC"), which is the general partner of Kohlberg Kravis Roberts & Co., L.P. ("KKR"). Mr. Stuart is a member of KKR LLC. Messrs. Kravis, Roberts and Stuart are General Partners of KKR Associates L.P. ("KKR Associates"), a New York limited partnership and an affiliate of KKR. Mr. Navab is an Executive of KKR and a limited partner of KKR Associates. Upon completion of the Offerings, Messrs. Kravis and Roberts intend to resign from the Board of Directors and KKR intends to relinquish two of their four seats on the Company's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 15,1998 and is adjusted to reflect the sale of 11,500,000 shares in the Stock Offerings (assuming exercise of the Underwriters' over-allotment option in full) including beneficial ownership by
(i) each stockholder of World Color who owns more than 5% of the outstanding shares of the Common Stock, (ii) each director of World Color, (iii) the Chief Executive Officer of World Color, (iv) World Color's four highest paid executive officers (exclusive of the Chief Executive Officer) and (v) all directors and executive officers of World Color as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The address for the listed beneficial owners, unless stated otherwise, is c/o World Color Press, Inc., The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06831.

                                                                 BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                                                                 AS OF APRIL 15, 1998      AFTER OFFERINGS (1)
                                                                -----------------------  -----------------------
NAME                                                              SHARES      PERCENT      SHARES      PERCENT
--------------------------------------------------------------  ----------  -----------  ----------  -----------
KKR Associates (2)............................................  17,546,289        45.7%   6,046,289        15.7%
Janus Capital Corporation.....................................   2,097,585(3)        5.5  2,097,585(3)        5.5
Henry R. Kravis (2)...........................................      --          --           --          --
George R. Roberts (2).........................................      --          --           --          --
Scott M. Stuart (2)...........................................      --          --           --          --
Alexander Navab, Jr...........................................      --          --           --          --
Gerald S. Armstrong...........................................     109,661(4)      *        109,661(4)      *
Patrice M. Daniels............................................         183       *              183       *
Mark J. Griffin...............................................       1,895       *            1,895       *
Robert G. Burton..............................................     802,722(5)        2.1    802,722(5)        2.1
Marc L. Reisch................................................     169,636(6)      *        169,636(6)      *
Jennifer L. Adams.............................................     125,200(7)      *        125,200(7)      *
Dean E. Cherry................................................     141,847(8)      *        141,847(8)      *
Brian W. Sullivan.............................................      13,582(9)      *         13,582(9)      *
All directors and executive officers as a group...............   1,521,696 10)        3.8  1,521,696 10)        3.8

------------------------

 * Signifies less than 1%

(1) For purposes of this table "beneficial ownership" includes any shares which such person has the right to acquire within 60 days of April 15, 1998. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for purposes of computing the percentage ownership of such person, but is not deemed to be outstanding in computing the percentage ownership of any other person.

(2) Shares of the Common Stock shown as owned by KKR Associates are owned of record by KKR Associates, APC Associates, L.P. ("APC Associates"), GR Associates, L.P. ("GR Associates"), WCP Associates, L.P. ("WCP Associates") and KKR Partners II, L.P. ("KKR Partners II" and, collectively, the "KKR Partnerships"). The sole general partner of each of APC Associates, GR Associates, WCP Associates and KKR Partners II is KKR Associates which possesses sole voting and investment power with respect to the shares of the Common Stock shown as owned by KKR Associates. Messrs. Kravis, Roberts and Stuart (directors of World Color) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael T. Tokarz, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin and Clifton S. Robbins, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by KKR Associates. Each of such persons disclaim beneficial ownership of such shares, other than to the extent of his economic interest in such shares. The address of KKR Associates is 9 West 57th Street, New York, New York 10019.

(3) Reflects shares of which Janus Capital Corporation ("Janus Capital"), in its role as a registered investment advisor, may be deemed to be the beneficial owner, as reported in a Schedule 13G filed with the Securities and Exchange Commission, dated February 13, 1998 (the "Janus 13G"). Mr. Thomas H. Bailey, also as reported in the Janus 13G, due to his 12.2% ownership of Janus Capital and his positions as President and Chairman of the Board thereof, may be deemed to exercise control over Janus Capital and therefore, may be deemed to have the power to exercise or direct such voting and/or dispositive power that Janus Capital may have with respect to the Common Stock. In the Janus 13G, Mr. Bailey specifically disclaims beneficial ownership over any of the Common Stock.

(4) Includes an aggregate of 90,595 options that are exercisable within 60 days of the date hereof as well as an aggregate of 1,500 shares owned of record by children of Mr. Armstrong, of which shares Mr. Armstrong may be deemed to have indirect ownership.

(5) Includes an aggregate of 684,240 options that are exercisable within 60 days of the date hereof as well as 1,000 shares owned of record as joint tenants by Mr. Burton's wife and son, and 154 shares owned of record by children of Mr. Burton, all of which shares Mr. Burton may be deemed to have indirect ownership. Mr. Burton disclaims beneficial ownership of such shares.

(6) Includes an aggregate of 146,250 options that are exercisable within 60 days of the date hereof.

(7) Includes an aggregate of 106,341 options that are exercisable within 60 days of the date hereof as well as an aggregate of 1,380 shares owned of record by children of Ms. Adams, of which shares Ms. Adams may be deemed to have indirect ownership. Ms. Adams serves as the custodian for such shares.

(8) Includes an aggregate of 118,250 options that are exercisable within 60 days of the date hereof.

(9) Includes an aggregate of 9,000 options that are exercisable within 60 days of the date hereof.

(10) Includes an aggregate of 1,284,345 options that are exercisable within 60 days of the date hereof as well as the shares that may be deemed to be owned indirectly by each of Mr. Armstrong, Mr. Burton and Ms. Adams as set forth in notes (4), (5) and (7).

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Company authorizes 100,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. The Board of Directors of the Company, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock. Subject to limitations imposed by law or the Certificate of Incorporation, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or the Company's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and relative rights among the series of preferred stock.


    As of May 15, 1998, no shares of preferred stock and 38,402,123 shares of Common Stock were issued and outstanding, 3,215,820 shares of Common Stock were issuable upon exercise of outstanding options, 1,836,736 of which are immediately exercisable and 3,660,477 shares of Common Stock were issuable upon conversion of the Company's 6% Convertible Notes.


THE COMMON STOCK

    Each share of Common Stock is entitled to one vote at all meetings of stockholders of the Company for the election of directors and all other matters submitted to stockholder vote. The Common Stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock has no preemptive or similar rights. Holders of Common Stock are not liable to further call or assessment. Upon the liquidation, dissolution or winding up of the affairs of the Company, any assets remaining after provision for payment of creditors and holders of preferred stock would be distributed pro rata among holders of Common Stock.

    The Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so for the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. In addition, the Company is prohibited by the terms of certain of its outstanding debt and financing agreements from paying cash dividends on its capital stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on the Company's capital stock. See "Price Range of Common Stock and Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Certificate of Incorporation of the Company provides that except for liability (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. Such provision does not exonerate the directors from liability under federal securities laws and has no effect on any non-monetary remedies that may be available to the Company or its stockholders. The By-Laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

    The Company's By-Laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of the Company. At annual meetings, stockholders will be entitled to submit nominations for directors or other proposals only upon written notice to the Company not less than 60 days, nor more than 90 days, prior to the annual meeting.

    Harris Trust Company of New York is the Registrar and the Transfer Agent for the Common Stock.

SECTION 203 OF THE DELAWARE LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of the Common Stock by a "Non-United States Holder." For the purpose of this summary, a "Non-United States Holder" is any person or entity that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, a foreign estate or a foreign trust as such terms are defined in the Internal Revenue Code of 1986, as amended and in effect (the "Code"). This summary does not deal with all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their personal circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not address foreign, state or local tax consequences. This summary is based on current provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Prospective foreign investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of purchasing, owning and disposing of Common Stock.

DIVIDENDS

    The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy." Generally, any dividend paid to a Non-United States Holder of Common Stock that is not effectively connected with the conduct of the Non-United States Holder of a trade or business within the United States will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of the dividend (or such lower tax rate as may be specified by an applicable income tax treaty). Under current United States Treasury regulations, dividends paid to an address in a country other than the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. However, under the New Withholding Regulations (defined below), a Non-United States Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements.

    Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from the 30% withholding tax discussed above. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of Business in the United States) or a successor form with the Company or its paying agent. In addition to being subject to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of such corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

SALE OR DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax on any gain recognized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder or, if a tax treaty applies, the gain is attributable to the holder's United States permanent establishment (in either case, the branch profits tax also may apply if the Non-United States Holder is a corporation), (ii) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met, (iii) the Common Stock constitutes a United States real property interest by reason of the Company's status as a "United States real property holding corporation" ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder's holding period for such Common Stock or (iv) the Non-United States Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates. If a Non-United States Holder falls under clause (i) or (iii) above, the holder will be taxed on the net gain derived from the sale at regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by U.S. capital losses recognized within the same taxable year of such sale.

    The Company currently is not and does not expect to become a USRPHC for United States federal income tax purposes. The Company will qualify as a USRPHC if the fair market value of its United States real property interests equals 50% or more of the aggregate fair market value of the Company's worldwide real property interests and any other assets of the Company used or held for use in a trade or business. If the Common Stock is regularly traded on an established securities market, however, it will be treated as a United States real property interest only in the case of a Non-United States Holder who owns more than 5% of the value of the outstanding Common Stock during the five-year period preceding the holder's disposition of any shares of Common Stock or, if shorter, the Non-United States Holder's holding period for such Common Stock. Generally, if the sale or disposition of Common Stock constitutes a sale or disposition of a United States real property interest, the amount realized from such sale or disposition by a Non-United States Holder will be subject to United States withholding tax equal to 10% of such amount. However, the amount realized by a Non-United States Holder will not be subject to such withholding if, during the calendar year in which the disposition occurs, the Common Stock is regularly traded on an established securities market, or the holder otherwise establishes an exemption.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    In the event the Company decides, contrary to its present intent, to pay dividends with respect to its Common Stock, then, generally, the Company must report annually to the United States Internal Revenue Service (the "IRS") the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. See "Dividend Policy." A similar report will be sent annually to the each Non-United States Holder as to the dividends paid to such holder. Pursuant to tax treaties or other agreements, the IRS may make this information available to tax authorities in the recipient's country of residence. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a United States trade or business.

    Dividends paid to a Non-United States Holder that are subject to the 30% or reduced treaty rate of United States withholding tax previously discussed will be exempt from United States backup withholding tax. Otherwise, a backup withholding tax at a rate of 31% may apply to dividends paid to Non-United States Holders that are not "exempt recipients" and that fail to provide certain information regarding their foreign status in the manner required by the Code and applicable United States Treasury Department regulations.

    Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States through an office outside the United States of a broker that is (a) a United States person, (b) a controlled foreign corporation for United States federal income tax purposes or (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period during which the foreign broker had been in existence) was effectively connected with the conduct of a United States trade or business, unless such broker has documentary evidence in its files of the owner's foreign status and has no actual knowledge to the contrary, or the holder otherwise establishes an exemption. The payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

    The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-United States Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations also clarify the duties of the United States payors making payments to foreign persons and modify the rules concerning withholding on payments made to Non-United States holders through foreign intermediaries. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. NON-UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW WITHHOLDING REGULATIONS ON THEIR INVESTMENT IN COMMON STOCK.

FEDERAL ESTATE TAXES

    An individual Non-United States Holder who (i) is not a citizen or resident of the United States (as specially defined for United States federal estate tax purposes) at the time of death and (ii) owns, or is treated as owning, Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in his or her gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS

    The legality of the Common Stock will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters relating to the Offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain partners of Latham & Watkins, members of their families, related persons and others have an indirect interest, through limited partnerships, in less than 1% of the Common Stock of the Company. Such persons do not have the power to vote or dispose of such shares of Common Stock. In addition, Latham & Watkins has in the past provided, and may continue to provide, legal services to KKR and its affiliates.

                                    EXPERTS

    The consolidated financial statements as of December 29, 1996 and December 28, 1997 and for each of the three years in the period ended December 28, 1997 included in this Prospectus and the related financial statement schedule incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 28, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and incorporated herein by reference and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                             PAGE
                                                                                              ---

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 29, 1998 AND FOR THE THREE
  MONTHS ENDED MARCH 30, 1997 AND MARCH 29, 1998 (UNAUDITED)

  Condensed Consolidated Balance Sheet (Unaudited) as of March 29, 1998..............         F-2

  Condensed Consolidated Statements of Operations (Unaudited ) for the Three Months
    Ended March 30, 1997 and March 29, 1998..........................................         F-3

  Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three Months
    Ended March 30, 1997 and March 29, 1998..........................................         F-4

  Notes to Consolidated Financial Statements (Unaudited).............................         F-5

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29,
  1996 AND DECEMBER 28, 1997

  Independent Auditors' Report.......................................................         F-7

  Consolidated Balance Sheets as of December 29, 1996 and December 28, 1997..........         F-8
  Consolidated Statements of Operations for the Years Ended December 31, 1995,
    December 29, 1996 and December 28, 1997..........................................         F-9

  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
    1995, December 29, 1996 and December 28, 1997....................................        F-10

  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995,
    December 29, 1996 and December 28, 1997..........................................        F-11

  Notes to Consolidated Financial Statements.........................................        F-12

                            WORLD COLOR PRESS, INC.


                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     MARCH 29,
                                                        1998
                                                    ------------
ASSETS

Current Assets:
  Cash and cash equivalents.......................  $     32,791
  Accounts receivable--net........................       182,987
  Inventories.....................................       251,162
  Deferred income taxes...........................        28,345
  Other...........................................        39,797
                                                    ------------
      Total current assets........................       535,082
  Property, plant and equipment, at cost..........     1,598,844
  Accumulated depreciation and amortization.......      (667,464)
                                                    ------------
    Property, plant and equipment--net............       931,380
  Goodwill--net...................................       628,434
  Other...........................................        68,122
                                                    ------------
TOTAL ASSETS......................................  $  2,163,018
                                                    ------------
                                                    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses...........  $    284,924
  Current maturities of long-term debt............         9,273
                                                    ------------
      Total current liabilities...................       294,197
  Long-term debt..................................     1,036,550
  Deferred income taxes...........................       103,557
  Other long-term liabilities.....................       119,437
                                                    ------------
      Total liabilities...........................     1,553,741
                                                    ------------

Stockholders' Equity:

  Common stock, $.01 par value--shares authorized,
    100,000,000 at March 29, 1998; shares
    outstanding, 38,363,353 at March 29, 1998.....           384
  Additional paid-in capital......................       711,442
  Accumulated deficit.............................      (102,549)
                                                    ------------
      Total stockholders' equity..................       609,277
                                                    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $  2,163,018
                                                    ------------
                                                    ------------


           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                       THREE MONTH PERIODS
                                                                                              ENDED
                                                                                     ------------------------
                                                                                      MARCH 30,    MARCH 29,
                                                                                        1997         1998
                                                                                     -----------  -----------
NET SALES..........................................................................  $   458,351  $   550,407
COST OF SALES......................................................................      383,036      462,834
                                                                                     -----------  -----------
    Gross profit...................................................................       75,315       87,573
Selling, general and administrative expenses.......................................       43,592       51,427
                                                                                     -----------  -----------
OPERATING INCOME...................................................................       31,723       36,146
INTEREST EXPENSE AND SECURITIZATION FEES...........................................       19,821       20,150
                                                                                     -----------  -----------
INCOME BEFORE INCOME TAXES.........................................................       11,902       15,996
INCOME TAX PROVISION...............................................................        4,999        6,638
                                                                                     -----------  -----------
NET INCOME.........................................................................  $     6,903  $     9,358
                                                                                     -----------  -----------
                                                                                     -----------  -----------
Net income per common share--basic.................................................  $      0.20  $      0.24
Net income per common share--diluted...............................................  $      0.20  $      0.24


           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)


                                                                                    THREE MONTH PERIODS ENDED
                                                                                    --------------------------
                                                                                     MARCH 30,     MARCH 29,
                                                                                        1997          1998
                                                                                    ------------  ------------
OPERATING ACTIVITIES:
  Net income......................................................................  $      6,903  $      9,358
  Adjustments to reconcile net income to net cash flows used in operating activities:
    Depreciation and amortization.................................................        33,814        34,728
    Deferred income tax provision.................................................         1,785         2,291
    Changes in operating assets and liabilities:
      Accounts receivable--net....................................................        25,511        18,804
      Inventories.................................................................        (1,984)      (36,410)
      Accounts payable and accrued expenses.......................................       (59,718)      (38,224)
      Other assets and liabilities--net...........................................       (15,171)      (13,919)
                                                                                    ------------  ------------
        Net cash used in operating activities.....................................        (8,860)      (23,372)
                                                                                    ------------  ------------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment--net.................................       (21,790)      (47,520)
  Acquisitions of businesses, net of cash acquired................................      (154,975)     (160,703)
                                                                                    ------------  ------------
        Net cash used in investing activities.....................................      (176,765)     (208,223)
                                                                                    ------------  ------------
FINANCING ACTIVITIES:
  Net borrowings on debt..........................................................       178,961       226,710
                                                                                    ------------  ------------
        Net cash provided by financing activities.................................       178,961       226,710
                                                                                    ------------  ------------
DECREASE IN CASH AND CASH EQUIVALENTS.............................................        (6,664)       (4,885)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....................................        33,182        37,676
                                                                                    ------------  ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........................................  $     26,518  $     32,791
                                                                                    ------------  ------------
                                                                                    ------------  ------------


           See notes to condensed consolidated financial statements.

                            WORLD COLOR PRESS, INC.


        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BASIS OF PRESENTATION


    The accompanying condensed consolidated interim financial statements have been prepared by World Color Press, Inc. (along with its subsidiaries, the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission and reflect normal and recurring adjustments, which are, in the opinion of the Company, considered necessary for a fair presentation. As permitted by these regulations, these statements do not include all information required by generally accepted accounting principles to be included in an annual set of financial statements, however, the Company believes that the disclosures made are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's latest Annual Report on Form 10-K.



    During the period ended March 29, 1998, the Company acquired certain businesses whose contributions were not significant to the Company's results of operations for the period presented, nor are they expected to have a material effect on the Company's results on a continuing basis.


2. NET INCOME PER COMMON SHARE


    Common shares of 33,744,531 and 38,354,853 were utilized to calculate net income per common share--basic for the first quarter ended 1997 and 1998, respectively. Net income per common share-- diluted was computed utilizing the basic shares noted above as well as common stock equivalents of 741,571 and 1,044,124 for the first quarter ended 1997 and 1998, respectively. Options to purchase 354,000 and 25,000 shares of common stock were not included in the computations of net income per common share--diluted for the first quarter of 1997 and 1998, respectively, because the exercise price of the options was greater than the average market price of the common shares. Common shares and interest incurred from convertible debt securities were also omitted from the 1998 diluted calculation since the effect was antidilutive.


3. INVENTORIES

    Inventories are summarized as follows:


                                                                       MARCH 29,
                                                                          1998
                                                                      ------------
Work-in-process.....................................................   $  120,616
Raw materials.......................................................      130,546
                                                                      ------------
  Total.............................................................   $  251,162
                                                                      ------------
                                                                      ------------


4. IMPLEMENTATION OF NEW ACCOUNTING STANDARDS


    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in the financial statements. The Company adopted this statement in the first quarter of 1998. The adoption of SFAS No. 130 did not have a material effect on the Company's consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. IMPLEMENTATION OF NEW ACCOUNTING STANDARDS (CONTINUED)

    In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information on operating segments in the financial statements. The Company will adopt this statement for the fiscal year ended 1998. The Company is currently evaluating the impact SFAS No. 131 may have on additional disclosure, if any, to its consolidated financial statements.



    In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure for pensions and other postretirement benefits. The Company will adopt this statement for the fiscal year ended 1998. The Company is currently evaluating the impact SFAS No. 132 may have on additional disclosure, if any, to its consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of WORLD COLOR PRESS, INC.:

    We have audited the accompanying consolidated balance sheets of World Color Press, Inc. and subsidiaries as of December 29, 1996 and December 28, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of World Color Press, Inc. and subsidiaries at December 29, 1996 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
February 4, 1998

                            WORLD COLOR PRESS, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          1996           1997
                                                                                      -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $      33,182  $      37,676
  Accounts receivable--net of allowances for doubtful accounts of $8,476 and $9,287,
    respectively....................................................................        311,478        166,747
  Inventories.......................................................................        140,160        204,889
  Deferred income taxes.............................................................         32,944         31,297
  Other.............................................................................         24,843         33,625
                                                                                      -------------  -------------
    Total current assets............................................................        542,607        474,234
  Property, plant and equipment--net................................................        818,157        857,195
  Goodwill--net.....................................................................        423,880        535,416
  Other.............................................................................         37,788         66,726
                                                                                      -------------  -------------
TOTAL ASSETS........................................................................  $   1,822,432  $   1,933,571
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................................  $     172,013  $     163,710
  Accrued expenses..................................................................        134,854        132,802
  Current maturities of long-term debt..............................................          8,672          8,970
                                                                                      -------------  -------------
    Total current liabilities.......................................................        315,539        305,482
  Long-term debt....................................................................        889,195        810,143
  Deferred income taxes.............................................................         91,555        100,045
  Other long-term liabilities.......................................................        111,211        118,132
                                                                                      -------------  -------------
    Total liabilities...............................................................      1,407,500      1,333,802
                                                                                      -------------  -------------
Stockholders' equity:
  Common stock, $.01 par value -authorized, 100,000,000 shares in 1996 and 1997;
    shares outstanding, 33,744,531 in 1996 and 38,353,853 in 1997...................            337            384
  Additional paid-in capital........................................................        583,721        711,292
  Accumulated deficit...............................................................       (169,126)      (111,907)
                                                                                      -------------  -------------
    Total stockholders' equity......................................................        414,932        599,769
                                                                                      -------------  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................................  $   1,822,432  $   1,933,571
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
NET SALES...........................................................  $   1,295,582  $   1,641,412  $   1,981,225
COST OF SALES.......................................................      1,074,785      1,349,130      1,613,938
                                                                      -------------  -------------  -------------
    Gross profit....................................................        220,797        292,282        367,287
                                                                      -------------  -------------  -------------
OTHER OPERATING EXPENSES:
  Selling, general and administrative...............................        125,539        153,071        188,688
  Streamlining charge...............................................         40,900       --             --
                                                                      -------------  -------------  -------------
    Total other operating expenses..................................        166,439        153,071        188,688
                                                                      -------------  -------------  -------------
OPERATING INCOME....................................................         54,358        139,211        178,599
INTEREST EXPENSE AND SECURITIZATION FEES............................         37,897         58,417         80,039
                                                                      -------------  -------------  -------------
INCOME BEFORE INCOME TAXES..........................................         16,461         80,794         98,560
INCOME TAX PROVISION................................................          6,584         33,533         41,341
                                                                      -------------  -------------  -------------
NET INCOME..........................................................  $       9,877  $      47,261  $      57,219
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Net income per common share--basic..................................  $        0.31  $        1.40  $        1.65
Net income per common share--diluted................................  $        0.29  $        1.35  $        1.60

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                                 (IN THOUSANDS)

                                                                                         ADDITIONAL
                                                                              COMMON       PAID-IN     ACCUMULATED
                                                                               STOCK       CAPITAL       DEFICIT
                                                                            -----------  -----------  -------------
BALANCE, DECEMBER 25, 1994................................................   $     257   $   500,120   $  (226,264)
  Net income..............................................................      --           --              9,877
  Common stock issued.....................................................          65        74,711       --
                                                                                 -----   -----------  -------------
BALANCE, DECEMBER 31, 1995................................................         322       574,831      (216,387)
  Net income..............................................................      --           --             47,261
  Common stock issued.....................................................          15         8,890       --
                                                                                 -----   -----------  -------------
BALANCE, DECEMBER 29, 1996................................................         337       583,721      (169,126)
  Net income..............................................................      --           --             57,219
  Common stock issued.....................................................          47       127,571       --
                                                                                 -----   -----------  -------------
BALANCE, DECEMBER 28, 1997................................................   $     384   $   711,292   $  (111,907)
                                                                                 -----   -----------  -------------
                                                                                 -----   -----------  -------------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                                 (IN THOUSANDS)

                                                                              1995          1996          1997
                                                                          ------------  ------------  ------------
OPERATING ACTIVITIES:
  Net income............................................................  $      9,877  $     47,261  $     57,219
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................        74,668       104,493       131,710
    Streamlining charge.................................................        40,900       --            --
    Deferred income tax provision (benefit).............................          (766)       13,573        14,272
    Changes in operating assets and liabilities:
      Proceeds from sale of accounts receivable.........................       --            --            200,000
      Other changes in accounts receivable--net.........................       (31,097)      (30,062)      (13,812)
      Inventories.......................................................       (51,083)       29,495       (53,936)
      Accounts payable and accrued expenses.............................        (7,650)       35,178       (43,577)
      Other assets and liabilities--net.................................       (28,105)      (53,355)      (52,571)
                                                                          ------------  ------------  ------------
        Net cash provided by operating activities.......................         6,744       146,583       239,305
                                                                          ------------  ------------  ------------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment............................      (120,339)      (70,639)      (93,145)
  Proceeds from sale of property, plant and equipment...................         7,959         1,345         2,006
  Acquisitions of businesses, net of cash acquired......................      (108,738)     (167,283)     (172,539)
                                                                          ------------  ------------  ------------
        Net cash used in investing activities...........................      (221,118)     (236,577)     (263,678)
                                                                          ------------  ------------  ------------
FINANCING ACTIVITIES:
  Proceeds from borrowings..............................................       214,037       562,120       285,775
  Payments on long-term debt............................................       (90,365)     (456,751)     (384,526)
  Proceeds from issuance of common stock................................        74,776         8,905       127,618
                                                                          ------------  ------------  ------------
        Net cash provided by financing activities.......................       198,448       114,274        28,867
                                                                          ------------  ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........................       (15,926)       24,280         4,494
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR............................        24,828         8,902        33,182
                                                                          ------------  ------------  ------------
CASH AND CASH EQUIVALENTS, END OF YEAR..................................  $      8,902  $     33,182  $     37,676
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                            WORLD COLOR PRESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION

    World Color Press, Inc. and subsidiaries (the "Company") specializes in the production and distribution of data for customers in the magazine, catalog, commercial, book, direct mail and directory markets.

    Prior to November 20, 1995, the Company was wholly-owned by Printing Holdings, L.P. ("PHLP"), a nonoperating affiliate of Kohlberg Kravis Roberts & Co. L.P. ("KKR"), whose holdings consisted solely of the Company. On November 20, 1995, PHLP was merged with and into the Company, with the Company as the survivor (the "Merger"). In connection with the Merger, PHLP partnership units (aggregating approximately 65,500,000 units) were converted into approximately 32,200,000 shares of the Company's common stock, principally at a ratio of one PHLP partnership unit to 0.50 shares of common stock. Accordingly, the common stock and additional paid-in capital amounts presented on the consolidated statements of stockholders' equity have been restated to reflect the change in the Company's capital structure pursuant to the Merger. Also pursuant to the Merger, the shares of the Company's common stock owned by PHLP immediately prior to the Merger were canceled. On November 20, 1995, the Company also amended and restated its Certificate of Incorporation increasing the authorized number of shares of common stock to 100,000,000 shares and newly authorizing 50,000,000 shares of preferred stock, par value $0.01 per share. At December 29, 1996 and December 28, 1997, there were no shares of preferred stock issued or outstanding.

    On January 25, 1996, 15,861,568 shares of the Company's common stock were sold at $19 per share in an initial public equity offering (the "Offering"). All of the shares in the Offering were sold by existing stockholders. The Company did not receive any of the proceeds from the sale of the shares, except that certain members of former management elected to participate in the Offering by exercising certain stock options granted to them by the Company. An aggregate of 1,531,290 shares underlying such options were sold in the Offering, generating proceeds to the Company of approximately $8,900. These proceeds were used to pay expenses of the Offering and for general corporate purposes.

    On October 8, 1997, the Company issued 4,600,000 common shares through a public offering, resulting in net proceeds of approximately $127,600. These proceeds were utilized to repay certain indebtedness under the Credit Agreement (as defined in Note 2).

2. BUSINESS ACQUISITIONS

    In March 1995, the Company acquired three companies that operate in the commercial, digital and direct mail market sectors (the "1995 Acquisitions") for an aggregate purchase price of approximately $108,000. In addition, the Company liquidated approximately $44,500 of the acquired companies' indebtedness. The 1995 Acquisitions and liquidation of indebtedness were funded using proceeds from the Company's credit facility. The 1995 Acquisitions were accounted for as purchases and the consolidated financial statements include the results of their operations from the respective acquisition dates. The excess of purchase cost over estimated fair value of net assets acquired was approximately $81,700, which is being amortized using the straight-line method over 35 years.

    In June 1996, the Company acquired from Ringier A.G. all of the issued and outstanding capital stock of Krueger Acquisition Corporation, including all of the issued and outstanding capital stock of

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. BUSINESS ACQUISITIONS (CONTINUED)
Ringier Holdings, Inc., Ringier America, Inc., Krueger Ringier, Inc., Ringier Print U.S., Inc. and W.A. Krueger Co. Olathe (collectively, "Ringier America"), for approximately $128,000 (the "Acquisition"). In addition, the Company assumed approximately $287,000 of Ringier America's indebtedness, of which approximately $281,000 was liquidated upon consummation of the Acquisition. Ringier America was a leading diversified commercial printer whose business included the printing of catalogs, magazines and mass-market, racksize books. The Acquisition and liquidation of certain indebtedness were funded using proceeds from acquisition term loans under the Second Amended and Restated Credit Agreement dated as of June 6, 1996, as amended (the "Credit Agreement"), among the Company and the lenders and agents party thereto. The Acquisition was accounted for as a purchase and the consolidated financial statements include the results of Ringier America's operations from the acquisition date. The excess of purchase cost over estimated fair value of net assets acquired was approximately $160,000, and is being amortized using the straight-line method over 35 years.

    During 1995 and 1996, the Company acquired certain other businesses whose contributions were not significant to the Company's results of operations for the periods presented, nor are they expected to have a material effect on the Company's results on a continuing basis.

    In 1997, the Company acquired two businesses operating in the book, magazine and catalog markets. These companies were acquired for the aggregate purchase price of approximately $173,000, primarily funded using proceeds from the Company's credit facility. The Company liquidated approximately $20,000 of the acquired companies' indebtedness. These acquisitions were accounted for as purchases and the consolidated financial statements include the results of their operations from the respective acquisition dates. The excess of purchase cost over estimated fair value of net assets acquired was approximately $126,000 and is being amortized using the straight-line method over 35 years.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of World Color Press, Inc. and its subsidiaries. Intercompany transactions have been eliminated.

    CASH AND CASH EQUIVALENTS--Cash equivalents consist of highly liquid instruments with original maturities of three months or less.

    ACCOUNTING PERIOD--The Company's fiscal year is the 52 or 53-week period ending on the last Sunday in December. Fiscal year 1995 included 53 weeks. Fiscal years 1996 and 1997 each included 52 weeks.

    CONSOLIDATED STATEMENTS OF CASH FLOWS--During 1995, 1996 and 1997, the Company borrowed and repaid $318,700, $407,200 and $563,200, respectively, pursuant to the terms of credit agreements. See also Note 7. Such amounts have not been reflected in the consolidated statements of cash flows because of the short-term nature of the borrowings.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Cash paid for interest by the Company during the years 1995, 1996 and 1997 was $37,193, $54,037 and $75,738, respectively, net of capitalized interest of $1,810, $252 and $941, respectively. Cash paid for taxes during the years 1995, 1996 and 1997 was $8,305, $18,068 and $28,266, respectively.

    REVENUE RECOGNITION--In accordance with trade practice, sales are recognized by the Company on the basis of production and service activity at the pro rata billing value of work completed.

    INVENTORIES--The Company's raw materials of paper and ink and the related raw material component of work-in-process are valued at the lower of cost, as determined using the first-in, first-out ("FIFO") method, or market. The remainder of the work-in-process is valued at the pro rata billing value of work completed.

    DEPRECIATION AND AMORTIZATION--Property, plant and equipment is stated at cost. Depreciation is recorded principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the lesser of the useful life of the improvement or the lease term. Estimated useful lives used in computing depreciation and amortization expense are 3 to 15 years for machinery and equipment and 15 to 40 years for buildings and leasehold improvements.

    GOODWILL--Goodwill is amortized using the straight-line method primarily over 35 years. Amortization of goodwill for the years 1995, 1996 and 1997 was $7,275, $10,757 and $16,424, respectively, and is included in selling, general and administrative expenses. Accumulated amortization of goodwill was $34,804 and $51,228 as of year-end 1996 and 1997, respectively.

    NET INCOME PER COMMON SHARE--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes new standards for computing and presenting net income per common share. The Company adopted SFAS No. 128 in the fourth quarter 1997, and has calculated "net income per common share - basic" based on the weighted average common shares outstanding during each period and "net income per common share--diluted" based on the weighted average common and dilutive common equivalent shares outstanding during each period. Weighted average shares were adjusted to give effect to the change in the Company's capital structure pursuant to the Merger and the Options Adjustments, as described in Notes 1 and 11.

    RECLASSIFICATIONS--Certain reclassifications have been made to prior years' amounts to conform with the current presentation.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS--In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting for the impairment of

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long- lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed. The Company adopted SFAS No. 121 for the year ended December 29, 1996. Accordingly, the Company evaluates long-lived assets, including goodwill, periodically to determine if there has been an impairment of value by reviewing current and estimated undiscounted cash flows. The carrying amounts of such long-lived assets will be adjusted if and when it has been determined that a permanent impairment has occurred. There were no adjustments to the carrying value of these assets for 1996 or 1997.

    ACCOUNTING FOR STOCK-BASED COMPENSATION--In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to account for stock compensation awards based on their fair value at the date they are granted. The resulting compensation cost would be shown as an expense on the income statement. Companies choosing not to apply the new accounting method are permitted to continue following current accounting requirements, however, they are required to disclose in the notes to the financial statements the effect on net income and earnings per share had the new accounting method been applied. The Company has adopted only the disclosure provisions of SFAS No. 123. Accordingly, the Company has disclosed in Note 11 the pro forma effect on net income and net income per common share--basic and diluted.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for the fiscal year ended 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements. The Company does not expect the adoption of SFAS No. 130 to have a material effect on its consolidated financial statements. SFAS No. 131 establishes standards for reporting information on operating segments in the financial statements. The Company is currently evaluating the impact SFAS No. 131 may have on additional disclosure, if any, to its consolidated financial statements.

    In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure for pensions and other postretirement benefits. The Company will adopt this statement for the fiscal year ended 1998. The Company is currently evaluating the impact SFAS No. 132 may have on additional disclosure, if any, to its consolidated financial statements.

4. INVENTORIES

Inventories are summarized as follows:

                                                                         1996         1997
                                                                      -----------  -----------
Work-in-process.....................................................  $    73,747  $   111,326
Raw materials.......................................................       66,413       93,563
                                                                      -----------  -----------
  Total.............................................................  $   140,160  $   204,889
                                                                      -----------  -----------
                                                                      -----------  -----------

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is as follows:

                                                                                1996           1997
                                                                            -------------  -------------
Land......................................................................  $      14,822  $      16,252
Buildings and leasehold improvements......................................        247,806        292,092
Machinery and equipment...................................................      1,075,349      1,180,297
Leased property under capitalized leases..................................          8,519          6,692
                                                                            -------------  -------------
                                                                                1,346,496      1,495,333
Accumulated depreciation and amortization.................................        528,339        638,138
                                                                            -------------  -------------
  Total...................................................................  $     818,157  $     857,195
                                                                            -------------  -------------
                                                                            -------------  -------------

    Depreciation expense related to property, plant and equipment was $65,526, $91,186 and $114,819 for the years 1995, 1996 and 1997, respectively.

6. ACCRUED EXPENSES

    Accrued expenses are as follows:

                                                                                1996           1997
                                                                            -------------  -------------
Compensation..............................................................  $      48,447  $      50,239
Employee health and welfare benefits......................................         16,593          9,696
Deferred revenue..........................................................         16,105         10,956
Interest..................................................................          8,493         10,368
Other.....................................................................         45,216         51,543
                                                                            -------------  -------------
  Total...................................................................  $     134,854  $     132,802
                                                                            -------------  -------------
                                                                            -------------  -------------

7. LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                1996           1997
                                                                            -------------  -------------
Senior Subordinated Notes.................................................  $     150,000  $     150,000
Convertible Senior Subordinated Notes.....................................       --              151,800
Borrowings under credit agreements........................................        672,000        450,500
Notes payable, average of 9.17% due 2004--2005............................         40,129         36,729
Capitalized lease obligations, weighted average imputed interest rate of
  9.27% due through 2003..................................................          5,067          3,540
Other debt, average of 8.46% due 1998--2004...............................         30,671         26,544
                                                                            -------------  -------------
  Total...................................................................        897,867        819,113
Less current maturities...................................................          8,672          8,970
                                                                            -------------  -------------
Noncurrent portion........................................................  $     889,195  $     810,143
                                                                            -------------  -------------
                                                                            -------------  -------------

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
    At December 28, 1997, the fair value of the Senior Subordinated Notes and Convertible Senior Subordinated Notes was approximately $156,188 and $146,108, respectively, based on quoted market prices. The fair value of the Company's remaining debt approximated its carrying value, based upon the Company's current incremental borrowing rates for similar types of borrowing arrangements.

    SENIOR SUBORDINATED NOTES--On May 10, 1993, Senior Subordinated Notes (the "Notes") were issued in the aggregate principal amount of $150,000. Interest on the Notes is payable semi-annually at the annual rate of 9.125%. The Notes have no required principal payments prior to maturity on March 15, 2003.

    CONVERTIBLE SENIOR SUBORDINATED NOTES--On October 8, 1997, the Company issued $151,800 aggregate principal amount of Convertible Senior Subordinated Notes (the "Convertible Notes"), receiving net proceeds of approximately $147,900. Interest on the Convertible Notes is payable semi- annually at the annual rate of 6.00%. The Convertible Notes have no required principal payments prior to maturity on October 1, 2007. The Convertible Notes in the aggregate are convertible into 3,660,477 shares of the Company's common stock at $41.47 per share, subject to adjustment upon the occurrence of certain events. The Convertible Notes are redeemable at the option of the holder at any time and at the option of the Company, at specified prices, subsequent to October 4, 2000. The net proceeds from the Convertible Notes offering were utilized to repay certain indebtedness incurred under the Credit Agreement.

    BORROWINGS UNDER CREDIT AGREEMENTS--On June 6, 1996, an amendment was made to the Company's credit facility to provide for an additional $566,000 of commitments and to extend the maturity date two years to December 31, 2002. In June and October 1997, concurrent with the liquidation of indebtedness utilizing proceeds from the Asset Securitization (as defined in Note 8), equity offering and Convertible Notes offering, the Credit Agreement was amended to provide and subsequently maintain the aggregate total commitments of $920,000, comprised of $95,000 in term loan commitments, $250,000 of revolving loan commitments and $575,000 in acquisition term loan commitments. All other significant financial provisions of the Credit Agreement remained substantially unchanged. The Credit Agreement requires varying semi-annual reductions in commitments, and the borrowings bear interest at rates that fluctuate with the prime rate and the Eurodollar rate which ranged from 6.25% to 8.50% in 1996 and 6.25% to 8.63% in 1997. The Credit Agreement includes a commitment fee of .25% per annum based on the daily average unutilized revolving credit commitment. At December 28, 1997, $272,000 of acquisition term loan commitments and $181,929 of the revolving loan commitments were unutilized. The amount unutilized under the revolving loan commitments has been reduced by outstanding letters of credit of $15,571, not reflected in the accompanying consolidated financial statements, for which the Company was contingently liable under the Credit Agreement. Such letters of credit primarily guarantee various insurance reserves.

    Borrowings under the terms of the Credit Agreement are secured by pledges of various assets of the Company. The Credit Agreement has covenants which, among other things, restrict the incurrence of additional indebtedness by the Company and limit its ability to make payments to affiliated parties. The Credit Agreement also restricts the payment of dividends or other distributions of capital. The Company was in compliance with these covenants as of December 28, 1997.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. LONG-TERM DEBT (CONTINUED)
    Aggregate annual maturities of long-term debt subsequent to December 28, 1997 are as follows:

YEAR                                                                                 AMOUNT
---------------------------------------------------------------------------------  -----------
1998.............................................................................  $     8,970
1999.............................................................................       25,209
2000.............................................................................       75,733
2001.............................................................................       96,427
2002.............................................................................      289,718
2003 and thereafter..............................................................      320,512
                                                                                   -----------
                                                                                       816,569
Noncurrent portion of capitalized lease obligations..............................        2,544
                                                                                   -----------
Total............................................................................  $   819,113
                                                                                   -----------
                                                                                   -----------

8. ASSET SECURITIZATION

    In conjunction with the amended Credit Agreement described in Note 7, on June 30, 1997, the Company entered into an agreement to sell, on a revolving basis for a period of up to five years, certain of its accounts receivable to a wholly-owned subsidiary, which entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable to a maximum of $204,000 (the "Asset Securitization"). At December 28, 1997, $200,000 of accounts receivable had been sold and reflected as a reduction of accounts receivable. Fees arising from the securitization transaction of $5,133 are included in interest expense and securitization fees in the consolidated statement of operations for the year ended December 28, 1997. These fees vary based on commercial paper rates plus a margin, providing a lower effective rate than that available under the Company's Credit Agreement. The Company maintains an allowance for doubtful accounts based on the expected collectibility of all accounts receivable, including receivables sold.

9. LEASES

    CAPITAL LEASES--The Company is a lessee under several noncancellable capital lease agreements for certain fixed assets. The leases extend for periods up to 6 years and contain purchase provisions.

    OPERATING LEASES--The Company leases certain equipment, warehouse facilities and office space under noncancellable operating leases which expire over the next 11 years. Most of these operating leases provide the Company with the option, after the initial lease term, either to purchase the equipment or renew its lease based upon the fair value of the property at the option date.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. LEASES (CONTINUED)
    Future minimum rental payments required under noncancellable leases at December 28, 1997 were as follows:

YEAR                                                                      CAPITAL    OPERATING
-----------------------------------------------------------------------  ---------  -----------
1998...................................................................  $   1,465  $    47,795
1999...................................................................      1,181       45,808
2000...................................................................        556       42,076
2001...................................................................        556       38,212
2002...................................................................        556       22,153
2003 and thereafter....................................................        231       52,585
                                                                         ---------  -----------
Total minimum lease payments...........................................      4,545  $   248,629
                                                                                    -----------
                                                                                    -----------
Less imputed interest..................................................      1,005
                                                                         ---------
Capitalized lease obligations..........................................      3,540
Less current maturities................................................        996
                                                                         ---------
Noncurrent portion.....................................................  $   2,544
                                                                         ---------
                                                                         ---------

    Rental expense for operating leases was $31,948, $36,299 and $44,703 for the years 1995, 1996 and 1997, respectively. Assets recorded under capital leases amounted to $5,342 and $4,828, net of accumulated amortization of $3,177 and $1,864 at the end of 1996 and 1997, respectively.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. INCOME TAXES

    The provision (benefit) for income taxes is summarized as follows:

                                                                1995       1996       1997
                                                              ---------  ---------  ---------
Current:
  Federal...................................................  $   6,540  $  16,542  $  21,178
  State.....................................................        810      3,418      5,891
                                                              ---------  ---------  ---------
                                                                  7,350     19,960     27,069
                                                              ---------  ---------  ---------
Deferred:
  Federal...................................................       (944)    12,491     14,525
  State.....................................................        178      1,082       (253)
                                                              ---------  ---------  ---------
                                                                   (766)    13,573     14,272
                                                              ---------  ---------  ---------
      Total.................................................  $   6,584  $  33,533  $  41,341
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    The tax effects of significant items comprising the Company's net deferred tax liability as of December 29, 1996 and December 28, 1997 are as follows:

                                                                         1996         1997
                                                                      ----------  ------------
Deferred tax assets:
  Operating loss carryforwards......................................  $   15,161  $      8,219
  Tax credit carryforwards..........................................      21,241        39,602
  Postemployment benefits...........................................      22,106        20,906
  Postretirement benefits other than pensions.......................      11,450        10,867
  Pension accrual...................................................       7,668         7,232
  Vacation accrual..................................................       5,390         7,172
  Other differences.................................................      21,585        10,119
                                                                      ----------  ------------
    Gross deferred tax assets.......................................     104,601       104,117
                                                                      ----------  ------------
Deferred tax liabilities:
  Differences between book and tax bases of property................    (138,116)     (138,066)
  Other differences.................................................     (18,256)      (27,959)
                                                                      ----------  ------------
    Gross deferred tax liabilities..................................    (156,372)     (166,025)
                                                                      ----------  ------------
Deferred tax asset valuation allowance..............................      (6,840)       (6,840)
                                                                      ----------  ------------
Net deferred tax liability..........................................     (58,611)      (68,748)
Less current deferred tax asset.....................................      32,944        31,297
                                                                      ----------  ------------
Noncurrent deferred tax liability...................................  $  (91,555) $   (100,045)
                                                                      ----------  ------------
                                                                      ----------  ------------

    The 1996 and 1997 amounts above include a valuation allowance of $6,840 relating to a capital loss carryforward that is not expected to be realized for tax purposes and for the limitations of certain state net operating loss carryforwards.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. INCOME TAXES (CONTINUED)
    The following table reconciles the difference between the U.S. federal statutory tax rates and the rates used by the Company in the determination of net income:

                                                                1995       1996       1997
                                                              ---------  ---------  ---------
Income tax provision, at 35%................................  $   5,761  $  28,278  $  34,496
State and local income taxes, net of federal income tax
  benefit...................................................        642      2,941      3,665
Deferred tax asset valuation allowance......................     (1,160)    --         --
Other, primarily goodwill amortization......................      1,341      2,314      3,180
                                                              ---------  ---------  ---------
    Total...................................................  $   6,584  $  33,533  $  41,341
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

    At December 28, 1997, the Company has net operating loss carryforwards for federal income tax purposes of $14,875 available to reduce future taxable income, expiring primarily in 2000. The Company also has federal tax credits of $2,495 expiring primarily from 1999 to 2002 and state tax credits of $2,575 expiring from 2001 to 2012. In addition, the Company has alternative minimum tax carryover credits of $34,532 which do not expire and may be applied against regular tax in the future, in the event that the regular tax expense exceeds the alternative minimum tax.

11. EMPLOYEE BENEFIT PLANS

    PENSION PLANS--The Company has defined benefit pension plans in effect which cover certain employees who meet minimum eligibility requirements and who are not covered by multiemployer plans. The Company contributes annually amounts sufficient to satisfy the government's minimum standards.

    Net periodic pension cost is determined based upon years of service and compensation levels, using the projected unit credit method. Prior year service costs and unrecognized gains and losses are amortized over the estimated future service periods of active employees in the respective plan.

    Effective January 1, 1997, several of the Company's defined benefit plans were merged into the World Color Press, Inc. Retirement Plan, which was then amended to form the World Color Press Cash Balance Plan (the "Cash Balance Plan"), which provides for a new benefit formula applicable to all participants. Under the Cash Balance Plan, each participant's account is credited with both interest and a fixed percentage of the participant's annual compensation.

    The components of net periodic pension cost are as follows:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Service cost (for benefits earned during the year)...........  $   2,270  $   4,927  $   5,201
Interest cost on projected benefit obligation................      5,010      9,218     14,066
Actual return on plan assets.................................     (7,751)   (12,467)   (14,947)
Net amortization and deferral................................      1,800      2,295     (1,712)
                                                               ---------  ---------  ---------
Net periodic pension cost....................................  $   1,329  $   3,973  $   2,608
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The funded status of the Company's pension plans at year-end, which reflects the aforementioned mergers and amendment, is presented below.

                                                                          1996           1996           1997
                                                                      -------------  -------------  -------------
                                                                                   (PLANS IN WHICH)

                                                                       ACCUMULATED      ASSETS       ACCUMULATED
                                                                        BENEFITS        EXCEED        BENEFITS
                                                                         EXCEED       ACCUMULATED      EXCEED
                                                                         ASSETS        BENEFITS        ASSETS
                                                                      -------------  -------------  -------------
Actuarial present value of plan benefits:
Vested..............................................................   $    27,774    $    83,262    $   170,732
Nonvested...........................................................         1,273          5,723          8,026
                                                                      -------------  -------------  -------------
Accumulated benefit obligation......................................        29,047         88,985        178,758
Effect of projected future salary increases.........................         2,822         12,201         13,091
                                                                      -------------  -------------  -------------
Projected benefit obligation........................................        31,869        101,186        191,849
Plan assets at fair value...........................................        26,260        109,669        168,625
                                                                      -------------  -------------  -------------
Plan assets greater than (less than) the projected benefit
  obligation........................................................        (5,609)         8,483        (23,224)
Unrecognized net loss (gain)........................................          (245)       (18,520)        15,474
Unrecognized net transition obligation (asset)......................           347           (982)          (408)
Unrecognized prior service cost (credit)............................           694         (6,508)       (11,125)
Adjustment required to recognize minimum liability..................        (1,477)       --              (3,484)
                                                                      -------------  -------------  -------------
Accrued pension liability...........................................   $    (6,290)   $   (17,527)   $   (22,767)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The unrecognized net transition asset or obligation is being amortized over the average expected future service periods of employees. The market value of plan assets was used to calculate the assumed return on plan assets. At the end of 1996 and 1997, an additional minimum pension liability for unfunded accumulated benefit obligations of $1,477 and $3,484, respectively, was recognized. The weighted average discount rate and rate of increase in future compensation levels used in determining actuarial present value of the projected benefit obligation for the Company's plans were 8.0% and 3.5% in 1996 and 7.5% and 3.5% in 1997, respectively. The expected long-term rate of return on plan assets used was 9.0%, 10.0% and 10.0% for 1995, 1996 and 1997, respectively. Plan assets consist principally of common stocks and U.S. government and corporate obligations. At December 28, 1997, the plans' assets included an aggregate of $4,614 of the Company's common stock.

    Certain union employees of the Company participate in multiemployer plans. Amounts charged to benefit expense relating to the multiemployer plans for 1995, 1996 and 1997 totaled $3,049, $3,185 and $3,352, respectively. In addition, the Company has various deferred savings and profit sharing plans for certain employees who meet eligibility requirements. Amounts charged to benefit expense related to these plans for 1995, 1996 and 1997 totaled $1,186, $1,044 and $1,977, respectively.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
    POSTRETIREMENT BENEFIT PLANS--The Company provides postretirement medical benefits to eligible employees. The Company's postretirement health care plans are unfunded. The status of the plans is as follows:

                                                                           1996       1997
                                                                         ---------  ---------
Actuarial present value of plan benefits:
Retirees...............................................................  $  15,349  $  17,263
Fully eligible active plan participants................................      2,274      6,783
Other active plan participants.........................................      8,503     20,619
                                                                         ---------  ---------
Total accumulated benefit obligation...................................     26,126     44,665
Unrecognized net deferrals.............................................      5,172       (584)
                                                                         ---------  ---------
Accrued postretirement benefits........................................  $  31,298  $  44,081
                                                                         ---------  ---------
                                                                         ---------  ---------

    The components of net periodic postretirement benefit cost are as follows:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Service Cost.................................................  $     511  $     839  $   1,365
Interest Cost................................................      1,192      1,596      3,158
Amortization of unrecognized prior service cost..............     (1,289)    (1,289)    (1,289)
Amortization of unrecognized net gain........................       (194)    --         --
                                                               ---------  ---------  ---------
Net periodic postretirement benefit cost.....................  $     220  $   1,146  $   3,234
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7% and 5% at the end of 1996 and 1997, respectively, after which it remains constant at 5%. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 28, 1997 by $3,409 and the annual postretirement benefit expense by approximately $392. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 8.0% and 7.5% in 1996 and 1997, respectively.

    STOCK OPTION PLANS--Upon consummation of the Merger described in Note 1, the Stock Option Committee of the Board of Directors (the "Stock Option Committee") adjusted all of the outstanding options so that each option became exercisable for five times the number of shares of common stock for which it had been exercisable immediately prior to the Merger at an exercise price per share equal to one-fifth of the exercise price per share immediately prior to the Merger (the "Options Adjustments"). Accordingly, the following stock option data has been presented on a post-Merger basis.

    The Company has stock option plans that permit the Stock Option Committee to grant up to an aggregate of 5,250,000 options to purchase shares of the Company's common stock to certain key employees of the Company. Options granted under the plans generally vest ratably over a five-year

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
period. Vested options may generally be exercised up to ten years from the date of grant. Information related to the Company's stock option plans is presented below.

                                                             NUMBER OF          OPTION
                                                              OPTIONS            PRICE
                                                            ------------  -------------------
Outstanding at December 25, 1994..........................     3,406,000  $5.49 to $10.30
  Granted.................................................       640,555  $11.20 to $15.00
  Exercised...............................................       (26,575)        $5.49
  Rescinded/Canceled......................................      (204,660) $6.89 to $10.30
                                                            ------------
Outstanding at December 31, 1995..........................     3,815,320  $5.49 to $15.00
                                                            ------------
  Granted.................................................       354,000        $22.00
  Exercised...............................................    (1,532,290) $5.49 to $6.95
  Rescinded/Canceled......................................       (74,725) $8.97 to $15.00
                                                            ------------
Outstanding at December 29, 1996..........................     2,562,305  $5.49 to $22.00
                                                            ------------
  Granted.................................................       804,000  $23.75 to $26.75
  Exercised...............................................       (12,000)        $6.89
  Rescinded/Canceled......................................       (45,365) $11.20 to $22.00
                                                            ------------
Outstanding at December 28, 1997..........................     3,308,940  $5.49 to $26.75
                                                            ------------

                                                                                 RESERVED FOR
                                                                                    FUTURE
                                                                   EXERCISABLE      GRANTS
                                                                   ------------  -------------
December 31, 1995................................................    2,810,910      1,434,680
December 29, 1996................................................    1,655,640      1,155,405
December 28, 1997................................................    1,861,934        396,770

    As permitted by SFAS No. 123, the Company has not recorded compensation expense for stock options granted to employees, but rather has determined the pro forma net income and net income per common share--basic and diluted amounts for fiscal years 1995, 1996 and 1997, had compensation expense been recorded for options granted during those years under the applicable fair value method described in the statement.

    For options granted during 1995, the fair value was estimated using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as prior to the Offering there was no market for the Company's common stock in which to monitor stock price volatility. For options granted during 1996 and 1997, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. Under the Black-Scholes model, a volatility factor of 0.312 and 0.310 was used for 1996 and 1997, respectively.

    The following weighted average assumptions were used in calculating the fair value of the options granted in 1995, 1996 and 1997, respectively: risk-free interest rates of 6.41%, 6.80% and 6.33%; an assumed dividend yield of zero; and an expected life of the options of ten years.

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
    For purposes of the pro forma disclosures, the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                1995       1996       1997
                                                              ---------  ---------  ---------
Net income:
  As reported...............................................  $   9,877  $  47,261  $  57,219
  Pro forma.................................................  $   9,746  $  46,688  $  55,893

Net income per common share--basic:
  As reported...............................................  $    0.31  $    1.40  $    1.65
  Pro forma.................................................  $    0.30  $    1.39  $    1.61

Net income per common share--diluted:
  As reported...............................................  $    0.29  $    1.35  $    1.60
  Pro forma.................................................  $    0.28  $    1.34  $    1.57

Weighted average fair value of options granted during the
  year:.....................................................  $    7.01  $   12.81  $   14.39

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. NET INCOME PER COMMON SHARE

    The following represents the reconciliation between net income per common share--basic and diluted: (In thousands, except per share data)

                                                                                          PER
                                                                  INCOME     SHARES      SHARE
                                                                 ---------  ---------  ---------
For the year ended 1995:
  Net income per common share--basic...........................  $   9,877     32,218  $    0.31
  Effect of dilutive securities:
    Stock options..............................................     --          2,223
                                                                 ---------  ---------
  Net income per common share--diluted.........................  $   9,877     34,441  $    0.29
                                                                 ---------  ---------
                                                                 ---------  ---------
For the year ended 1996:
  Net income per common share--basic...........................  $  47,261     33,642  $    1.40
  Effect of dilutive securities:
    Stock options..............................................     --          1,361
                                                                 ---------  ---------
  Net income per common share--diluted.........................  $  47,261     35,003  $    1.35
                                                                 ---------  ---------
                                                                 ---------  ---------
For the year ended 1997:
  Net income per common share--basic...........................  $  57,219     34,773  $    1.65
  Effect of dilutive securities:
    Stock options..............................................     --            863
    Convertible debt...........................................      1,264        815
                                                                 ---------  ---------
  Net income per common share--diluted.........................  $  58,483     36,451  $    1.60
                                                                 ---------  ---------
                                                                 ---------  ---------

    Options to purchase 429,000 shares of common stock were issued and outstanding in 1997, but were not included in the computation of net income per common share--diluted because the exercise price of the options was greater than the average market price of the common shares.

13. TRANSACTIONS WITH AFFILIATES

    The Company has incurred expenses of $850, $750 and $750 in 1995, 1996 and 1997, respectively, for management services provided by affiliated companies. In addition, the Company paid $3,735 in advisory fees in 1995 associated with the acquisitions described in Note 2, to affiliated companies.

14. COMMITMENTS AND CONTINGENT LIABILITIES

    The Company is subject to legal proceedings and other claims arising in the ordinary course of operations. In the opinion of management, ultimate resolution of proceedings currently pending will not have a material effect on the results of operations or financial position of the Company.

15. STREAMLINING CHARGE

    In the fourth quarter of 1995, the Company finalized and committed to a plan to realign certain business operations, resulting in a charge of $40,900. The major components of this realignment plan

                            WORLD COLOR PRESS, INC.

     YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996 AND DECEMBER 28, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

15. STREAMLINING CHARGE (CONTINUED)
were to close a facility and to consolidate certain digital prepress operations and functions. The financial statement effects of this decision were a writedown of assets to net realizable value of $30,700, a provision for severance costs of $8,000 and a provision for certain other related costs of $2,200. The facility referred to above was exited and the consolidation of the operations and functions were substantially complete at the end of 1996. At December 28, 1997, substantially all of the amounts provided for as severance and other related costs had been paid.

16. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                          NET INCOME     NET INCOME
                                                                              PER            PER
                                                                            COMMON         COMMON
                                                                            SHARE-         SHARE-
QUARTER ENDED                    NET SALES    GROSS PROFIT  NET INCOME       BASIC         DILUTED
-----------------------------  -------------  ------------  -----------  -------------  -------------
March 31, 1996...............  $     329,111   $   52,286    $   5,939     $    0.18      $    0.17
June 30, 1996................        342,266       57,942        6,056          0.18           0.17
September 29, 1996...........        487,804       96,406       19,217          0.57           0.55
December 29, 1996............        482,231       85,648       16,049          0.48           0.46
                               -------------  ------------  -----------
                               $   1,641,412   $  292,282    $  47,261     $    1.40      $    1.35
                               -------------  ------------  -----------
                               -------------  ------------  -----------
March 30, 1997...............  $     458,351   $   75,315    $   6,903     $    0.20      $    0.20
June 29, 1997................        425,647       76,052        6,580          0.19           0.19
September 28, 1997...........        557,268      110,701       22,873          0.68           0.66
December 28, 1997............        539,959      105,219       20,863          0.55           0.53
                               -------------  ------------  -----------
                               $   1,981,225   $  367,287    $  57,219     $    1.65      $    1.60
                               -------------  ------------  -----------
                               -------------  ------------  -----------

                                  UNDERWRITING

    Subject to the terms and conditions of the U.S. Underwriting Agreement, the Selling Stockholders have severally agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co. ("Goldman Sachs") is acting as representative, has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                   NUMBER OF
                                                                                   SHARES OF
                                                                                    COMMON
                               U.S. UNDERWRITER                                      STOCK
-------------------------------------------------------------------------------  -------------
Goldman, Sachs & Co. ..........................................................
Morgan Stanley & Co. Incorporated .............................................
Bear, Stearns & Co. Inc. ......................................................
BT Alex. Brown Incorporated ...................................................
Donaldson, Lufkin & Jenrette Securities Corporation ...........................
                                                                                 -------------
        Total..................................................................     9,000,000
                                                                                 -------------
                                                                                 -------------

    Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $    per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $    per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement" with the underwriters of the international offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of 1,000,000 shares of Common Stock in an international offering outside the United States. The initial public offering price and aggregate underwriting discounts per share for the offerings will be identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representative of the International Underwriters is Goldman Sachs International.

    Pursuant to an agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the offerings, each of the U.S. Underwriters named herein has agreed, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will (a) offer, sell or deliver shares of Common Stock, directly or indirectly, only in the United States of America (including the States and District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (i) any individual who is a resident of the United States; or
(ii) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States, and (b) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Selling Stockholders have severally granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,350,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the U.S. Underwriters exercise such over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 10,000,000 shares of Common Stock offered hereby. The Selling Stockholders have granted the International Underwriters a similar option exercisable for up to an aggregate of 150,000 additional shares of Common Stock.

    Each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom, any investment advertisement (within the meaning of the Financial Services Act 1986) relating to the shares of Common Stock if that person falls within Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    In connection with the offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offerings. Stabilizing transactions consists of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock that they are required to purchase from the Selling Stockholders in the offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page thereof.

    Each of the Company and its directors, executive officers and the KKR Partnerships has agreed that, subject to certain exceptions, without the prior written consent of Goldman Sachs on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, offer, pledge, sell, contract to sell or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. In addition, all shares owned by, and all shares issuable upon the exercise of options held by, the Company's management and former management are subject to lock-up restrictions for either 120 or 180 days after the date of this Prospectus.

    The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Underwriters against certain liabilities, including liabilities under the Security Act, or to contribute to payments that the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

    The U.S. Underwriters and International Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates (including certain of the Selling Stockholders) for which such U.S. Underwriters and International Underwriters have received and will receive customary fees and commissions. In addition, Bankers Trust Company ("BTC") is the Administrative Agent under, and Morgan Stanley & Co., Goldman Sachs Credit Partners L.P., and BTC are or have been lenders under, the Credit Agreement. Affiliates of Morgan Stanley & Co. and BT Alex. Brown Incorporated are limited partners in certain KKR-controlled partnerships which have ownership interests in the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           -----

Available Information.................           3

Incorporation of Certain Documents by
  Reference...........................           3

Prospectus Summary....................           4

Risk Factors..........................          11

Use of Proceeds.......................          13

Price Range of Common Stock and
  Dividend Policy.....................          13

Capitalization........................          14

Selected Financial Data...............          15

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          17

Business..............................          23

Management............................          31

Principal and Selling Stockholders....          33

Description of Capital Stock..........          35

Certain United States Tax Consequences
  to Non-United States Holders........          37

Legal Matters.........................          40

Experts...............................          40

Index to Consolidated Financial
  Statements..........................         F-1

Underwriting..........................         U-1


                               10,000,000 SHARES

                            WORLD COLOR PRESS, INC.

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                     [LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                            BEAR, STEARNS & CO. INC.

                                 BT ALEX. BROWN

                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     All information contained herein is subject to completion or amendment.

                                                  [INTERNATIONAL ALTERNATE PAGE]


                    SUBJECT TO COMPLETION DATED MAY 19, 1998


                               10,000,000 SHARES

                                     [LOGO]
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                              -------------------

    Of the 10,000,000 shares of Common Stock offered, 1,000,000 shares are being offered hereby in an international offering outside the United States and 9,000,000 shares are being offered in a concurrent offering in the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

    All of the shares of Common Stock offered hereby are being sold by Selling Stockholders of the Company. The Selling Stockholders consist only of certain KKR Partnerships that are limited partnerships affiliated with Kohlberg Kravis Roberts & Co., L.P. See "The Company" and "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares offered hereby.


    The last reported sale price of the Common Stock, which is listed under the symbol "WRC," on the New York Stock Exchange on May 18, 1998 was $31 1/4 per share. See "Price Range of Common Stock."



    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               -----------------

THIS INTERNATIONAL PROSPECTUS IS INTENDED FOR USE ONLY IN CONNECTION WITH OFFERS
  AND SALES OF THE COMMON STOCK OUTSIDE THE UNITED STATES AND IS NOT TO BE
  SENT OR GIVEN TO ANY PERSON WITHIN THE UNITED STATES. THE COMMON STOCK
    OFFERED HEREBY IS NOT BEING REGISTERED UNDER THE U.S. SECURITIES ACT
          OF 1993 FOR THE PURPOSE OF SALES OUTSIDE THE UNITED STATES.
                              -------------------

                                                     INITIAL PUBLIC          UNDERWRITING        PROCEEDS TO SELLING
                                                     OFFERING PRICE           DISCOUNT(1)          STOCKHOLDERS(2)
                                                  ---------------------  ---------------------  ---------------------
Per Share.......................................            $                      $                      $
Total (3).......................................  $                      $                      $

---------
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the
     Securities Act of 1933. See "Underwriting."
  (2) Before deducting estimated expenses of $     payable by the Selling
  Stockholders.
  (3) The Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 150,000 shares of Common
     Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,350,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to
     Selling Stockholders will be $     , $     and $     , respectively. See
     "Underwriting."
                              -------------------

    The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of
DTC in New York, New York, on or about May   , 1998 against payment therefor in
immediately available funds.
GOLDMAN SACHS INTERNATIONAL
         MORGAN STANLEY DEAN WITTER
                   BEAR, STEARNS INTERNATIONAL LIMITED
                             BT ALEX. BROWN INTERNATIONAL
                                       DONALDSON, LUFKIN & JENRETTE
                                                     INTERNATIONAL

                              -------------------

                  The date of this Prospectus is May   , 1998.

                                                  [International Alternate Page]

                              ART FOR INSIDE FRONT
                              COVER TO PROSPECTUS

Fold out the Company's logo
overlaid with examples of the Company's
magazine, catalog, commercial, book, direct mail and directory customers

                              ART FOR INSIDE BACK
                              COVER TO PROSPECTUS

Map of United States indicating location of 48 Production and Distribution Facilities

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                                                  [INTERNATIONAL ALTERNATE PAGE]

                                  UNDERWRITING

    Subject to the terms and conditions of the International Underwriting Agreement, the Selling Stockholders have severally agreed to sell to each of the International Underwriters named below, and each of such International Underwriters, for whom Goldman Sachs International is acting as representative, has severally agreed to purchase from the Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:

                                                                                                       NUMBER OF
                                                                                                       SHARES OF
                                                                                                        COMMON
                                     INTERNATIONAL UNDERWRITER                                           STOCK
---------------------------------------------------------------------------------------------------  -------------
Goldman Sachs International........................................................................
Morgan Stanley & Co. International Limited.........................................................
Bear, Stearns International Limited................................................................
BT Alex. Brown International, a division of Bankers Trust International PLC........................
Donaldson, Lufkin & Jenrette International.........................................................
                                                                                                     -------------
        Total......................................................................................      1,000,000
                                                                                                     -------------
                                                                                                     -------------

    Under the terms and conditions of the International Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $    per share. The International Underwriters
may allow, and such dealers may reallow, a concession not in excess of $    per
share to certain brokers and dealers. After the shares of common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    World Color and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 9,000,000 shares of Common Stock in a U.S. offering. The initial public offering price and aggregate underwriting discounts per share for the offerings will be identical. The closing of the offering made hereby is a condition to the closing of the U.S. offering, and vice versa. The representative of the U.S. Underwriters is Goldman, Sachs & Co. ("Goldman Sachs")

    Pursuant to an agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the offerings, each of the International Underwriters named herein has agreed, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will (a) not offer, sell or deliver shares of Common Stock, directly or indirectly the United States of America (including the States and District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") or U.S. persons, which term shall mean, for purposes of this paragraph: (i) any individual who is a resident of the United States; or (ii) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States, and (b) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. Each of the U.S. Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as part of the U.S. offering, and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock offered, directly or indirectly, only in the United States and to U.S. persons.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The

                                                  [INTERNATIONAL ALTERNATE PAGE]

price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Selling Stockholders have severally granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the International Underwriters exercise such over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 10,000,000 shares of Common Stock offered hereby. The Selling Stockholders have granted the U.S. Underwriters a similar option exercisable for up to an aggregate of 1,350,000 additional shares of Common Stock.

    Each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on to any person in the United Kingdom, any investment advertisement (within the meaning of the Financial Services Act 1986) relating to the shares of Common Stock if that person falls within Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

    In connection with the offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock that they are required to purchase from the Selling Stockholders in the offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    Each of the Company and its directors, executive officers and the KKR Partnerships has agreed that, subject to certain exceptions, without the prior written consent of Goldman Sachs, on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, offer, pledge, sell, contract to sell or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. In addition, all shares owned by, and all shares issuable upon the exercise of options held by, the Company's

                                                  [INTERNATIONAL ALTERNATE PAGE]

management and former management are subject to lock-up restrictions for either 120 or 180 days after the date of this Prospectus.

    The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

    The U.S. Underwriters and International Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates (including certain of the Selling Stockholders) for which such U.S. Underwriters and International Underwriters have received and will receive customary fees and commissions. In addition, Bankers Trust Company ("BTC") is the Administrative Agent under, and Morgan Stanley & Co., Goldman Sachs Credit Partners L.P., and BTC are or have been lenders under, the Credit Agreement. Affiliates of Morgan Stanley & Co. and BT Alex. Brown Incorporated are limited partners in certain KKR-controlled partnerships which have ownership interests in the Company.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                  [INTERNATIONAL ALTERNATE PAGE]


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                           PAGE
                                           -----

Available Information.................           3

Incorporation of Certain Documents by
  Reference...........................           3

Prospectus Summary....................           4

Risk Factors..........................          11

Use of Proceeds.......................          13

Price Range of Common Stock and
  Dividend Policy.....................          13

Capitalization........................          14

Selected Financial Data...............          15

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          17

Business..............................          23

Management............................          31

Principal and Selling Stockholders....          33

Description of Capital Stock..........          35

Certain United States Tax Consequences
  to Non-United States Holders........          37

Legal Matters.........................          40

Experts...............................          40

Index to Consolidated Financial
  Statements..........................         F-1

Underwriting..........................         U-1


                               10,000,000 SHARES

                            WORLD COLOR PRESS, INC.

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)

                            ------------------------

                                     [LOGO]

                            ------------------------

                          GOLDMAN SACHS INTERNATIONAL
                           MORGAN STANLEY DEAN WITTER
                      BEAR, STEARNS INTERNATIONAL LIMITED
                          BT ALEX. BROWN INTERNATIONAL
                          DONALDSON, LUFKIN & JENRETTE
        INTERNATIONAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of Common Stock registered hereby, all of which expenses, except for the Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the New York Stock Exchange listing application fee, are estimates:

DESCRIPTION                                                        AMOUNT
---------------------------------------------------------------  ----------
Securities and Exchange Commission registration fee............  $  112,165
National Association of Securities Dealers, Inc. filing fee....      30,500
New York Stock Exchange listing application fee................          --
Accounting fees and expenses...................................      75,000
Legal fees and expenses........................................     150,000
Printing and engraving fees and expenses.......................     200,000
Blue Sky fees and expenses.....................................       5,000
Transfer Agent fees and expenses...............................      10,000
Miscellaneous expenses.........................................      42,335
                                                                 ----------
      Total....................................................     625,000
                                                                 ----------
                                                                 ----------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article VIII of the Amended and Restated By-laws of the Company (filed as
Exhibit 3.1)) provides for indemnification of the officers and directors to the full extent permitted by applicable law.

    The limited partnership agreements pursuant to which APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P. were organized provide that such partnerships shall indemnify and hold harmless KKR Associates, L.P., the general partner of each of such partnerships, against any action, suit or proceeding to which it may be made a party or otherwise involved or with which it shall be threatened by reason of its being the general partner of such partnership except for liability arising out of any act or omission of the general partner judicially determined to have been grossly negligent, fraudulent or to have constituted wilful misconduct. The limited partnership agreement of KKR Associates, L.P. provides substantially identical indemnity to its general partners, which include, among others, Henry R. Kravis, George R. Roberts and Scott M. Stuart, each of whom is a director of the Company.

    Mr. Armstrong is indemnified for liabilities arising prior to February 2, 1996, pursuant to Merrill Lynch & Co.'s corporate charter which provides that, to the extent he is not so indemnified by the Company, Mr. Armstrong will be indemnified by Merrill Lynch & Co., in his capacity as a director of World Color Press, Inc., to the fullest extent permitted by Delaware law.

ITEM 16. EXHIBITS.

    (a) Exhibits:

    The following exhibits are filed pursuant to Item 601 of Regulation S-K.


 EXHIBIT
   NO.                                        DESCRIPTION
---------  ---------------------------------------------------------------------------------
     *1.1  Form of U.S. Underwriting Agreement.
     *1.2  Form of International Underwriting Agreement.
      3.1  Amended and Restated Certificate of Incorporation of World Color Press, Inc.,
             incorporated by reference to Exhibit 3.1 to World Color's Registration
             Statement on Form S-1 (No. 33-99676) under the Securities Act.
      3.2  Amended and Restated By-Laws of World Color Press, Inc., incorporated by reference to Exhibit 3.2 to World Color's Annual Report on Form 10-K for the
             fiscal year ended December 29, 1996.
     +5.1  Opinion of Latham & Watkins regarding the legality of the securities being registered.
    *23.1  Consent of Deloitte & Touche LLP.
    +23.2  Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
    +24.1  Powers of Attorney (included above the signature block to the Registration
             Statement).


------------------------


 *  Filed herewith.



+   Previously filed.


ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on May 18, 1998.


                                WORLD COLOR PRESS, INC.

                                BY:            /S/ JENNIFER L. ADAMS
                                     ------------------------------------------
                                                 Jennifer L. Adams
                                                   VICE CHAIRMAN,
                                     CHIEF LEGAL AND ADMINISTRATIVE OFFICER AND
                                                     SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Jennifer L. Adams, Robert
G. Burton and Michael D. Helfand, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 SIGNATURE                                 TITLE                   DATE
--------------------------------------------  -------------------------------  -------------

                     *                        Chairman of the Board of         May 18, 1998
-------------------------------------------     Directors, President and
              Robert G. Burton                  Chief Executive Officer
                                                (Principal Executive Officer)

                     *                        Executive Vice President, Chief  May 18, 1998
-------------------------------------------     Financial Officer (Principal
             Michael D. Helfand                 Financial Officer and
                                                Principal Accounting Officer)

                     *                        Vice Chairman, Group President   May 18, 1998
-------------------------------------------     and Director
               Marc L. Reisch

                 SIGNATURE                                 TITLE                   DATE
--------------------------------------------  -------------------------------  -------------

                     *                        Director                         May 18, 1998
-------------------------------------------
            Gerald S. Armstrong

                     *                        Director                         May 18, 1998
-------------------------------------------
             Patrice M. Daniels

                     *                        Director                         May 18, 1998
-------------------------------------------
            Dr. Mark J. Griffin

                     *                        Director                         May 18, 1998
-------------------------------------------
              Henry R. Kravis

                     *                        Director                         May 18, 1998
-------------------------------------------
            Alexander Navab, Jr.

                     *                        Director                         May 18, 1998
-------------------------------------------
             George R. Roberts

                     *                        Director                         May 18, 1998
-------------------------------------------
              Scott M. Stuart

        * By: /s/ JENNIFER L. ADAMS
-------------------------------------------
             Jennifer L. Adams

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                        DESCRIPTION
---------  ---------------------------------------------------------------------------------
     *1.1  Form of U.S. Underwriting Agreement.
     *1.2  Form of International Underwriting Agreement.
      3.1  Amended and Restated Certificate of Incorporation of World Color Press, Inc.,
             incorporated by reference to Exhibit 3.1 to World Color's Registration
             Statement on Form S-1 (No. 33-99676) under the Securities Act.
      3.2  Amended and Restated By-Laws of World Color Press, Inc., incorporated by reference to Exhibit 3.2 to World Color's Annual Report on Form 10-K for the
             fiscal year ended December 29, 1996.
     +5.1  Opinion of Latham & Watkins regarding the legality of the securities being registered.
    *23.1  Consent of Deloitte & Touche LLP.
    +23.2  Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
    +24.1  Powers of Attorney (included above the signature block to the Registration
             Statement).


------------------------


*   Filed herewith.



+   Previously filed.